SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

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Tidewater Inc.
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TIDEWATER INC.
6002 Rogerdale Road, Suite 600
Houston, Texas 77072

March 18, 2019

To Our Stockholders:

You are cordially invited to attend the 2019 Annual Meeting of Stockholders of Tidewater Inc. to be held at SpringHill Suites by Marriott Houston Westchase, 5851 Rogerdale Road, Houston, Texas, on April 30, 2019 at 10:00 a.m., Central Time.

The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be conducted at the meeting. Our directors and officers will be present at the meeting to respond to your questions.

This year, we are once again giving certain stockholders the option of receiving their proxy materials electronically. The Securities and Exchange Commission’s proxy rules allow companies to furnish proxy materials to stockholders by allowing them to access material on the internet instead of mailing a printed set to each stockholder, unless the stockholder requests delivery by traditional mail or electronically by email. In accordance with these rules, beginning on or about March 18, 2019, we began mailing a Notice of Internet Availability of Proxy Materials to certain stockholders and made our proxy materials available online. As discussed in greater detail below, the Notice of Internet Availability of Proxy Materials contains instructions on how to access our proxy materials online as well as how to vote by telephone, online or in person at the annual meeting. Most stockholders will not receive printed copies of the proxy materials unless requested.

You are requested to vote by proxy as promptly as possible. You may vote by telephone or online, or, if you have received a paper copy of our proxy materials, you may vote by signing, dating, and returning the enclosed proxy card in the envelope provided. If you attend the meeting, which we hope that you will, you may vote in person even if you previously voted by proxy.

Sincerely,

THOMAS R. BATES, JR. Chairman of the Board

TIDEWATER INC.
6002 Rogerdale Road, Suite 600
Houston, Texas 77072

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The 2018 Annual Meeting of Stockholders of Tidewater Inc. (the “company”) will be held at SpringHill Suites by Marriott Houston Westchase, 5851 Rogerdale Road, Houston, Texas, on April 30, 2019 at 10:00 a.m., Central Time, for the following purposes:

•	to elect ten (10) directors, each for a one-year term;
•	to approve, on an advisory basis, our executive compensation as disclosed in this proxy statement (the “say-on-pay” vote);
•	to ratify the selection of Deloitte & Touche LLP as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2019; and
•	to transact such other business as may properly come before the meeting or any adjournment thereof.

Only stockholders of record at the close of business on March 6, 2019 are entitled to notice of, and to vote at, the 2019 annual meeting. Our board of directors unanimously recommends that you vote FOR each of the ten (10) director nominees, FOR approval of our executive compensation, and FOR ratification of our selection of Deloitte & Touche LLP as our auditors.

Your vote is important. If you are unable to attend the meeting in person and wish to have your shares voted, you may vote by telephone or online, or, if you have received a paper copy of our proxy materials, by completing, dating, and signing the enclosed proxy card and returning it in the accompanying envelope as promptly as possible. You may revoke your proxy by giving a revocation notice to our Secretary at any time before the 2019 annual meeting, by timely delivering a proxy bearing a later date, or by voting in person at the meeting.

By Order of the Board of Directors

BRUCE D. LUNDSTROM Executive Vice President, General Counsel and Secretary
Houston, Texas
March 18, 2019

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF
OUR PROXY MATERIALS FOR THE
ANNUAL MEETING OF STOCKHOLDERS ON APRIL 30, 2019.

This proxy statement and our 2018 annual report on Form 10-K are available at
www.proxyvote.com

REQUIREMENTS FOR ATTENDING THE ANNUAL MEETING IN PERSON

If you plan to attend the annual meeting in person, please bring the following:

1.	proper personal identification (preferably a current driver’s license); and
2.	acceptable proof of ownership if your shares are held for you by a broker, bank, or other nominee (in “street name”).

If your shares are held in street name, we will accept, as proof of your ownership of those shares, either an account statement or a letter from your broker, bank, or other nominee confirming that you were the beneficial owner of our stock on the record date.

We reserve the right to deny admission to the meeting to any person other than a stockholder of record on the record date (or a duly-designated proxy) or a beneficial owner of shares held in street name on the record date who has produced acceptable proof of ownership.

If you need directions to the annual meeting, please contact us at (713) 470-5300.

TIDEWATER INC.
6002 Rogerdale Road, Suite 600
Houston, Texas 77072

PROXY STATEMENT

PROXY SUMMARY

This summary highlights selected information contained elsewhere in this proxy statement, but does not contain all of the information that you should consider before voting your shares. We recommend that you read the entire proxy statement carefully before voting. For complete information regarding the 2019 annual meeting of stockholders, the proposals to be voted on at the annual meeting, and our company’s performance during the 2018 fiscal year, please review the entire proxy statement and our Annual Report on Form 10-K for the period ended December 31, 2018. These materials are being made available to stockholders on or about March 18, 2019.

2019 Annual Meeting of Stockholders

Time and Date:   10:00 a.m., Central Time, Tuesday, April 30, 2019

Place:   SpringHill Suites by Marriott Houston Westchase, 5851 Rogerdale Road, Houston, Texas 77072

Record Date:   March 6, 2019

Voting:   Only stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals.

2018 Performance Highlights (page 27)

•	Successful Completion of the Business Combination. On November 15, 2018, we successfully completed our business combination (the “business combination”) with GulfMark Offshore, Inc. (“GulfMark”) in an all-stock transaction, creating a global OSV leader that is both positioned to capitalize on superior growth opportunities as the OSV sector recovery gains traction and achieve significant cost synergies. The combined company now has the industry’s largest fleet and one of the broadest global operating footprints in the OSV sector, with an unmatched ability to support customers across geo-markets and water depths. In particular, the combination expanded Tidewater’s position in the recovering North Sea region and enhanced Tidewater’s fleet quality. The all-equity transaction helped preserve the strong balance sheet and liquidity position of both parties, with the combined company having the highest market capitalization and the lowest leverage in the OSV sector. Further, the combination is expected to position the combined company to realize at least $30 million in annualized cost synergies by the fourth quarter of 2019.
•	Substantial Progress Implementing the Business Combination Integration. Since the closing, our combined team has made, and continues to make, substantial progress implementing our merger integration plan. As a result of the business combination, we have reduced our combined on-shore operational footprint, with the consolidation and closing of five facilities, including the consolidation of all corporate operations to the existing Tidewater headquarters in Houston. In addition, the optimization of the combined vessel fleet continues to progress well, with several GulfMark vessels finding new employment in the broader geographical footprint serviced by Tidewater.
•	Cash Flow Positive from Operations and Cash Flow Positive from Investing Activities for the Full Year 2018. Although we continue to face a challenging operating environment in the global OSV industry, throughout the full year 2018 and into 2019, we continue to focus on maximizing revenue, cost control and capital discipline, each of which improves our cash flow position. As a result, we were cash flow positive from both an operations and investing activities standpoints for the full year 2018. We remain prepared to respond to changes in industry conditions so that our key objectives of cash flow positive operations and maintaining capital discipline can be achieved.
•	Capital Discipline Focus, including Sales of Stacked Fleet, Continue to Improve Cash Flow From Operations. Our capital discipline focus, including fleet rationalization, working capital management, and disciplined investments in vessels, contributed significantly to our positive cash flow in fiscal 2018. We continue to implement a variety of cost-control initiatives, including: reductions to vessel operating costs, reductions in world-wide staffing levels, targeted reductions in compensation and salaries company-wide, consolidation of offices globally, changes to our insurance program, improved management of vessel repair and maintenance, and other cost control measures. Furthermore, we once again led our sector in selling stacked vessels into peripheral markets and recycling yards in 2018, and we currently expect to continue this commitment in 2019 and beyond.

•	We Remain an Industry Leader in Safety Performance. Our safety performance history continues to be among the best in our industry, with a Total Recordable Incident Rate (“TRIR”) of 0.12 per 200,000 hours worked in 2018. Our safety performance positively impacted our financial results, contributing to significant reductions in our insurance and loss reserves in 2018. We also believe that our strong safety record gives us a competitive advantage, both in retaining existing business and competing for new contracts.

Executive Compensation Highlights (page 28)

What We Do		What We Don’t Do
✔	Performance-Based Short-Term Incentives. We typically award short-term incentive (“STI”) compensation tied to key financial, safety and individual performance metrics.	✘	Prohibition on Hedging and Derivative Transactions. We prohibit directors and officers from engaging in hedging or derivative transactions involving company securities.
✔
Clawback Policy. We have adopted a “clawback” policy that permits the company to recoup cash and equity incentive compensation in certain situations if the financial statements covering the reporting period to which such compensation relates must be restated.
✘
No Income or Excise Tax Gross-Ups. The company renegotiated the change in control agreements with executive officers to eliminate all excise tax gross-up provisions effective January 1, 2018. We also do not pay tax gross-ups on any perquisites.

✔
Robust Stock Ownership Guidelines. We require our directors and executive officers to hold stock and full-value equity interests at substantial levels. Each executive or director has a five-year period from the later of his or her appointment or July 31, 2017 to come into compliance with these guidelines.
✘
Effective January 1, 2018, Salaries for Executives and Annual Cash Retainers for Directors Reduced by 15%. In support of our continuing cost-cutting efforts, we approved a reduction in salary of at least 15% for our named executive officers and a 15% reduction in the annual cash retainers paid to our non-employee directors, effective January 1, 2018.

✔
Risk Mitigation. Our compensation plans are designed to mitigate risk exposure through caps on the maximum level of short-term incentives, clawback provisions, multiple performance metrics and board of directors and management processes to identify and address risk.
✘
Decrease in Maximum Possible Payouts under STI Plan for 2018. As part of our continuing efforts to contain costs, the compensation committee reduced the overall maximum payout under the STI plan for 2018 from 150% of target to 118.75% of target.

✔
Independent Consultant. The compensation committee has its own independent executive compensation consultant, Meridian Compensation Partners, LLC. The consultant reports directly to the committee and does not provide any services to management.
✘
Company Matching Contributions and SERP Accruals Suspended Effective January 1, 2018. In support of our continuing cost-cutting efforts, we suspended any additional benefit accruals under our Supplemental Executive Retirement Plan (the “SERP”) and any company matching contributions to the 401(k) Savings Plan and Supplemental Savings Plan effective January 1, 2018.

✔	Director Independence. As of the record date, eight of our ten directors are independent and our compensation committee is made up entirely of independent directors.	✘	Limited Executive Perquisites. We offer our executives very few perquisites that are not generally available to all employees.

Agenda and Voting Recommendations

Proposal	Description	Board Vote Recommendation	Page
1	Election of directors	FOR each nominee	10
2	Advisory vote on executive compensation	FOR	26
3	Ratification of selection of independent registered public accounting firm	FOR	53

Director Highlights (page 11)

Name	Age	Director Since	Principal Occupation	Independent	Board Committees
Thomas R. Bates, Jr.	69	2017	Director and Chairman of the board of each of Tidewater Inc. and Independence Contract Drilling, Inc.	Yes	Compensation Nominating and Corporate Governance
Alan J. Carr	48	2017	Chief Executive Officer of Drivetrain, LLC	Yes	Compensation Nominating and Corporate Governance (chair)
Randee E. Day	70	2017	Chief Executive Officer of Goldin Maritime, LLC	Yes	Audit Nominating and Corporate Governance
Dick Fagerstal	58	2017	Chairman and Chief Executive Officer of Global Marine Holdings LLC and Executive Chairman of Global Marine Systems Ltd.	Yes	Audit (chair)
Steven L. Newman	54	2017	Former Chief Executive Officer and director of Transocean Ltd. and director of Dril-Quip, Inc. and SNC-Lavalin Group Inc.	Yes	Compensation (chair)
Louis A. Raspino	66	2018	Former Chairman of Clarion Offshsore Partners	Yes	Audit
Larry T. Rigdon	71	2017	Director of Professional Rental Tools, LLC	Yes*	Audit
John T. Rynd	61	2018	President and Chief Executive Officer of Tidewater Inc.	No
Robert P. Tamburrino	62	2018	Former Operating Partner for affiliates of Q Investments, L.P. and former Chief Restructuring Officer and member of the Office of Chief Executive at Vantage Drilling	No
Kenneth H. Traub	57	2018	Former Managing Partner of Raging Capital Management, LLC	Yes	Nominating and Corporate Governance
*	Mr. Rigdon was not independent during his five-month service as our interim president and chief executive officer and did not serve on any committees during that period (which ended on March 5, 2018). The board has determined that Mr. Rigdon is currently independent and appointed him to serve on the Audit Committee effective November 15, 2018.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:	Why am I receiving these proxy materials?
A:	Our board of directors (our “board”) is soliciting your proxy to vote at our 2019 annual meeting because you owned shares of our common stock at the close of business on March 6, 2019, the record date for the meeting, and are entitled to vote those shares at the meeting. This proxy statement, along with a proxy card or a voting instruction form, is being mailed to certain stockholders and will be available online at www.proxyvote.com beginning March 18, 2019. This proxy statement summarizes information relevant to your vote on the matters that will be considered at the annual meeting. You do not need to attend the annual meeting in person to vote your shares.
Q:	Why did I receive a one-page “Notice of Internet Availability of Proxy Materials” instead of a full set of proxy materials?
A:	Under rules adopted by the Securities and Exchange Commission (the “SEC”), we are electing to furnish proxy materials to certain stockholders online rather than mailing printed copies of those materials. If you received a Notice of Internet Availability of Proxy Materials (“Notice”) by mail, you will not receive a printed copy of our proxy materials unless you request one. Instead, the Notice will instruct you as to how you may access and review the proxy materials online. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice.
Q:	How do I get electronic access to the proxy materials?
A:	Our proxy statement and Annual Report on Form 10-K for the year ended December 31, 2018 are available at www.proxyvote.com and also on our website at www.tdw.com under “SEC Filings” in the “Investor Relations” section.
Q:	On what matters will I be asked to vote?
A:	At the annual meeting, our stockholders will be asked:
•	to elect ten (10) directors for a one-year term;
•	to approve, on an advisory basis, our executive compensation as disclosed in this proxy statement (the “say-on-pay” vote);
•	to ratify the selection of Deloitte & Touche LLP (“Deloitte & Touche”) as our independent registered public accounting firm for fiscal year 2019; and
•	to consider any other matter that properly comes before the meeting.
Q:	Where and when will the meeting be held?
A:	The meeting will be held at SpringHill Suites by Marriott Houston Westchase, 5851 Rogerdale Road, Houston, Texas, on April 30, 2019 at 10:00 a.m., Central Time.
Q:	Who is soliciting my proxy?
A:	Our board, on behalf of the company, is soliciting your proxy to vote your shares on all matters that you are entitled to vote at our 2019 annual meeting of stockholders. By completing and returning the proxy card or voting instruction form, or by casting your vote by phone or online, you are authorizing the proxy holder designated by the board to vote your shares of common stock at our annual meeting in accordance with your instructions.
Q:	How many votes may I cast?
A:	With respect to any matter properly presented for a stockholder vote other than the election of directors, you may cast one vote for every share of our common stock that you owned on the record date. With respect to the election of directors, for every share of common stock that you held on the record date, you may cast one vote for each director nominee.
Q:	What is the total number of votes that can be cast by all stockholders?
A:	On the record date, we had 37,289,713 shares of common stock outstanding, each of which was entitled to one vote per share.

Q:	I hold warrants to purchase shares of common stock. Am I allowed to vote my warrants?
A:	No. A holder of warrants to purchase shares of our common stock does not have any rights as a stockholder, including voting rights, unless and until those warrants are exercised and exchanged for shares of our common stock.
Q:	How many shares must be present to hold the meeting?
A:	Our bylaws provide that the presence at the meeting, whether in person or by proxy, of a majority of the outstanding shares of our common stock entitled to vote constitutes a “quorum,” which is required to hold the meeting. On the record date, 18,644,857 shares constituted a majority of our outstanding stock entitled to vote at the meeting.
Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?
A:	If your shares are registered in your name with our transfer agent, Computershare, you are the “stockholder of record” with respect to those shares and we have sent the Notice and/or proxy materials directly to you.

If your shares are held on your behalf in a stock brokerage account or by a bank or other nominee, you are the “beneficial owner” of shares held in “street name” and the Notice and/or proxy materials have been forwarded to you by your broker, bank, or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to instruct your broker, bank, or nominee as to how to vote your shares by using the voting instruction form included in the mailing or by following their instructions for voting by telephone or the internet.

Q:	How do I vote?
A:	You may vote using any of the following methods:
•	Proxy card or voting instruction form: If your shares are registered in your name and you receive a printed copy of our proxy materials, you may vote your shares by completing, signing, and dating the proxy card and then returning it in the enclosed prepaid envelope. If your shares are held in street name by a broker, bank, or other nominee, that entity should have provided you with a voting instruction form that will set forth the procedures you should follow to cast your vote.
•	By telephone or online: If your shares are registered in your name, you may also vote by telephone by calling 1-800-690-6903 or online at www.proxyvote.com by following the instructions at that site. The availability of telephone and online voting for beneficial owners whose shares are held in street name will depend on the voting procedures adopted by your broker, bank, or nominee. Therefore, we recommend that you follow the instructions in the materials they have provided to you.
•	In person at the annual meeting: You may also vote in person at the annual meeting, either by attending the meeting yourself or authorizing a representative to attend the meeting on your behalf. You may also execute a proper proxy designating that person to act as your representative at the meeting. If you are a beneficial owner of shares, you must obtain a proxy from your broker, bank, or nominee naming you as the proxy holder and present it to the inspector of election with your ballot when you vote at the annual meeting.
Q:	Once I deliver my proxy, can I revoke or change my vote?
A:	Yes. You may revoke or change your proxy at any time before it is voted at the meeting by delivering a written revocation notice to our Secretary or by delivering an executed replacement proxy by the voting deadline. In addition, if you vote in person at the meeting, you will revoke any prior proxy. Your attendance alone at the annual meeting will not be enough to revoke your proxy.
Q:	Can my shares be voted if I do not return the proxy card and do not attend the meeting in person?
A:	If you hold shares in street name and you do not provide voting instructions to your broker, bank, or nominee, your shares will not be voted on any proposal that your broker does not have discretionary authority to vote (a “broker non-vote”). Brokers, banks, and other nominees generally only have discretionary authority to vote without instructions from beneficial owners on the ratification of the appointment of an independent registered public accounting firm; they do not have authority to vote in the absence of instructions from beneficial owners on any other matter proposed in this proxy statement.

Shares represented by proxies that include broker non-votes on a given proposal will be considered present at the meeting for purposes of determining a quorum, but those shares will not be considered to be represented at the meeting for purposes of calculating the vote with respect to that proposal.

If you do not vote shares registered in your name, your shares will not be voted. However, the proxy agent may vote your shares if you execute and return a blank or incomplete proxy card (see “What happens if I return a proxy card without voting instructions?” below regarding record holders).

Q:	What happens if I return a proxy card without voting instructions?
A:	If you properly execute and return a proxy or voting instruction form, your stock will be voted as you specify.

If you are a stockholder of record and you execute and return a blank or incomplete proxy card without voting instructions, the proxy agent will vote your shares (i) FOR each of the ten director nominees, (ii) FOR the say-on-pay vote, and (iii) FOR the ratification of the selection of Deloitte & Touche as our independent registered public accounting firm for fiscal 2019.

If you are a beneficial owner of shares and do not give voting instructions to your broker, bank, or nominee, your broker, bank, or nominee will be entitled to vote your shares only with respect to the ratification of the appointment of Deloitte & Touche as our independent registered public accounting firm.

Q:	How does Tidewater recommend I vote on each proposal? What vote is required to approve each proposal? What effect do abstentions and broker non-votes have on each proposal?
A:	The following chart explains what your voting options are with regard to each matter proposed for a vote at the annual meeting, how we recommend that you vote, what vote is required for that proposal to be approved, and how abstentions and broker non-votes affect the outcome of that vote.
Proposal	Your Voting Options	Voting Recommendation of the Board	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non- Votes
Election of directors	You may vote “FOR” or “AGAINST” each nominee or choose to “ABSTAIN” from voting.	The board recommends you vote FOR each of the ten nominees.	each nominee is elected by a majority of votes cast	no effect	no effect
Say-on-pay vote (advisory)	You may vote “FOR” or “AGAINST” this proposal or choose to “ABSTAIN” from voting.	The board recommends you vote FOR approval of our executive compensation as disclosed in this proxy statement.	affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the matter	will count as a vote AGAINST this proposal	no effect
Ratification of our selection of Deloitte & Touche as our auditors	You may vote “FOR” or “AGAINST” this proposal or choose to “ABSTAIN” from voting.	The board recommends you vote FOR ratification of our selection of auditors.	affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the matter	will count as a vote AGAINST this proposal	not applicable (this is a routine matter for which brokers have discretionary voting authority)

Majority Voting in Director Elections. Our directors are elected by majority vote except in the event of a contested election, in which case a plurality standard will apply. If in an uncontested election, an existing director receives a greater number of “AGAINST” votes than “FOR” votes, he or she is required to tender his or her resignation to the board. The board’s nominating and corporate governance committee will make a recommendation to the board on whether to accept or reject the resignation, or whether other action should be taken. The board will act on the committee’s recommendation and disclose its decision and rationale within 90 days from the certification of the election results. You may find more information about our majority voting policy in this proxy statement under the heading “Proposal 1: Election of Directors – Majority Voting.”

Any Other Matters. Any other matter that properly comes before the annual meeting will be decided by the vote of the holders of a majority of the shares of common stock present in person or represented by proxy, except where a different vote is required by statute, our certificate of incorporation, or our bylaws.

Q:	Who pays for soliciting proxies?
A:	We pay all costs of soliciting proxies. In addition to solicitations by mail, we have retained Alliance Advisors to aid in the solicitation of proxies for our 2019 annual meeting at an estimated fee of $18,000. Our directors, officers, and employees, in the course of their employment and for no additional compensation, may request the return of proxies by mail, telephone, internet, personal interview, or other means. We are also requesting that banks, brokerage houses, and other nominees or fiduciaries forward the soliciting materials to their principals and that they obtain authorization for the execution of proxies. We will reimburse them for their reasonable expenses.
Q:	What is “householding”?
A:	Under the rules adopted by the SEC, we may deliver a single set of proxy materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one set of proxy materials to multiple stockholders who share the same address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the proxy materials, as requested, to any stockholder at the shared address to which a single copy of these documents was delivered. If you prefer to receive separate copies of the proxy statement or annual report, contact Broadridge Financial Solutions, Inc. by calling 1-866-540-7095 or in writing at 51 Mercedes Way, Edgewood, New York 11717, Attention: Householding Department.

In addition, if you currently are a stockholder who shares an address with another stockholder and would like to receive only one copy of future notices and proxy materials for your household, you may notify your broker if your shares are held in a brokerage account or, if you are a stockholder of record, you may notify us through Broadridge at the above-listed phone number or address.

Q:	Could other matters be considered and voted upon at the meeting?
A:	Our board does not expect to bring any other matter before the annual meeting and it is not aware of any other matter that may be considered at the meeting. In addition, under our bylaws, the time has expired for any stockholder to properly bring a matter before the meeting. However, in the unexpected event that any other matter does properly come before the meeting, subject to applicable SEC rules, the proxy holder will vote the proxies in his discretion.
Q:	What happens if the meeting is postponed or adjourned?
A:	Your proxy will still be valid and may be voted at the postponed or adjourned meeting. You will still have the right to change or revoke your proxy until it is voted.
Q:	When will the voting results be announced?
A:	We will announce preliminary voting results at the annual meeting. We will also disclose the voting results on a Form 8-K filed with the SEC within four business days after the annual meeting, which will also be available on our website.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The table below shows the name, address and stock ownership of each person known by us to beneficially own more than 5% of our common stock as of March 6, 2019.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)
Raging Capital Management, LLC	2,585,057	(2)	6.90%
William C. Martin Ten Princeton Avenue Post Office Box 228 Rocky Hill, New Jersey 08553
Third Avenue Management LLC 622 Third Avenue, 32nd Floor New York, New York 10017	2,408,549	(3)	6.46%
American International Group, Inc. 175 Water Street New York, New York 10038	2,369,809	(4)	6.36%
T. Rowe Price Associates 100 East Pratt Street Baltimore, Maryland 21202	2,345,945	(5)	6.29%
Captain Q, LLC	2,116,109	(6)	5.65%
Q Global Capital Management, L.P.
Renegade Swish, LLC 301 Commerce Street, Suite 3200 Fort Worth, Texas 76102
BlackRock, Inc. 55 East 52nd Street New York, New York 10055	2,057,623	(7)	5.52%
Wells Fargo & Company 420 Montgomery Street San Francisco, California 94163	2,000,439	(8)	5.36%
(1)	Based on 37,289,713 shares of common stock outstanding on March 6, 2019.
(2)	Based on a Schedule 13D/A jointly filed with the SEC on February 25, 2019 by Raging Capital Management, LLC (“Raging Capital”) and William C. Martin. Mr. Martin is Chairman, Chief Investment Officer, and Managing Member of Raging Capital. Mr. Martin and Raging Capital share voting and dispositive power over (a) 2,413,379 shares held by a limited partnership for which Raging Capital serves as general partner and (b) 170,975 shares held by two investment funds for which Raging Capital serves as investment manager (164,889 of which are shares issuable upon exercise of Legacy GLF Equity Warrants). Mr. Martin holds sole voting and dispositive power over the remaining 703 shares reported in the table above (644 of which are shares issuable upon exercise of Legacy GLF Equity Warrants).
(3)	Based on a Schedule 13G/A filed with the SEC on February 13, 2019 by Third Avenue Management LLC, as investment adviser to several investment companies, reports sole voting and dispositive power over all reported shares.
(4)	Based on a Schedule 13G/A filed with the SEC on February 13, 2019 by American International Group, Inc., which has sole voting and dispositive power over 2,341,223 shares and shares voting and dispositive power over the remaining 28,586 shares with its wholly-owned subsidiary, SunAmerica Asset Management, LLC, as investment adviser to an investment company.
(5)	Based on a Schedule 13G/A filed with the SEC on February 14, 2019 by T. Rowe Price Associates, a registered investment advisor, which has sole voting power over 660,533 shares and sole dispositive power over all reported shares.
(6)	Based on a Schedule 13G jointly filed with the SEC on February 14, 2019 by Captain Q, LLC (“Captain Q”), Q Global Capital Management, L.P. (“QGCM”), and Renegade Swish, LLC (“RS”). Captain Q has sole voting and dispositive power over 360,946 shares, consisting of 221,739 shares held by an entity for which it serves as sole general partner and 139,207 shares issuable upon exercise of TDW Equity Warrants. QGCM has sole voting and dispositive power over another 1,748,701 shares that are held by an entity for which QGCM serves as sole investment manager. RS, as sole manager of both Captain Q and QGCM and as the direct holder of the remaining 6,462 shares, may be deemed to have sole voting and dispositive power over all reported shares.
(7)	Based on a Schedule 13G filed with the SEC on February 8, 2019, by BlackRock, Inc., which has sole voting power over 1,990,023 shares and sole dispositive power over all reported shares.
(8)	Based on a Schedule 13G/A filed with the SEC on January 22, 2019, by Wells Fargo & Company (reporting ownership on a consolidated basis), which has sole voting and dispositive power over 1,790,718 shares and shared voting and dispositive power over the remaining 209,721 shares.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth the beneficial ownership of our common stock as of March 6, 2019 by each director, by each executive officer named in the 2018 Summary Compensation Table (our “named executives” or “NEOs”), and by all directors and executive officers as a group. Unless otherwise indicated, each person has sole voting and investment power with respect to all shares of our common stock beneficially owned by him or her.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class of Common Stock(1)	Restricted Stock Units(2)
Directors
Thomas R. Bates, Jr.	5,870		*	3,771
Alan J. Carr	5,870		*	3,771
Randee E. Day	5,870		*	3,771
Dick Fagerstal	5,870		*	3,771
Steven L. Newman	5,870		*	3,771
Louis A. Raspino	7,540		*	3,126
Larry T. Rigdon(3)	15,745		*	3,771
John T. Rynd(3)	—		*	106,741
Robert P. Tamburrino	—		*	3,126
Kenneth H. Traub	6,462		*	3,126
Named Executives(4)
Quintin V. Kneen	24,888	(5)	*	86,768
Quinn P. Fanning(6)	157,341	(7)	*	—
Jeffrey A. Gorski	45,135	(7)	*	129,577
Bruce D. Lundstrom	45,827	(7)	*	129,577
All directors and executive officers as a group (13 persons)	174,947	(8)	*	497,261
*	Less than 1.0%.
(1)	Based on 37,289,713 shares of common stock outstanding on March 6, 2019, and includes for each person and group the number of shares that person or group has the right to acquire within 60 days of such date.
(2)	Reflects the number of restricted stock units held by each director or executive officer that will not vest within 60 days of March 6, 2019 and thus are not included in his or her beneficial ownership calculation.
(3)	Each of Messrs. Rynd and Rigdon was a named executive for fiscal 2018. Mr. Rynd was appointed as president, chief executive officer, and a director of Tidewater effective March 5, 2018. Mr. Rigdon, a sitting director, served as Tidewater’s president and chief executive officer on an interim basis for a five-month period from October 15, 2017 until Mr. Rynd’s appointment.
(4)	Information regarding shares beneficially owned by Messrs. Rigdon and Rynd, each of whom was a named executive for fiscal 2018 in addition to Messrs. Kneen, Fanning, Gorski, and Lundstrom, appears immediately above under the caption “Directors.”
(5)	Includes 8,025 shares acquirable within 60 days upon exercise of Legacy GLF Equity Warrants and 16,121 time-based RSUs that will vest on April 13, 2019.
(6)	Mr. Fanning, who served as our Executive Vice President and Chief Financial Officer, stepped down as Chief Financial Officer effective November 15, 2018 and from all other positions with the company effective February 28, 2019.
(7)	The total number of shares shown as beneficially owned by each of these named executives includes the following:
Named Executive	Shares Held in 401(k) Savings Plan Account	Shares Acquirable within 60 days upon Exercise of Series A Warrants	Shares Acquirable within 60 days upon Exercise of Series B Warrants
Mr. Fanning	52	1,869	2,020
Mr. Gorski	19	2,158	2,333
Mr. Lundstrom	57	2,401	2,595
(8)	Includes (a) 17,512 shares of Tidewater common stock that executive officers have the right to acquire within 60 days through the exercise of warrants, (b) 16,121 shares that are acquirable within 60 days of the record date through the vesting of RSUs, and (c) 76 shares attributable to such persons’ accounts in Tidewater’s 401(k) Savings Plan.

PROPOSAL 1: ELECTION OF DIRECTORS

As provided by our bylaws, our directors are elected annually. We currently have ten directors, six of whom joined our board immediately following our July 31, 2017 restructuring (the “restructuring”), Mr. Rynd, our president and CEO, who joined us in March of 2018, and three of whom joined our board immediately following the business combination with GulfMark (the “GulfMark designated directors”). Our bylaws require that, subject to applicable law and the directors’ fiduciary duties, each of the three GulfMark designated directors (or a replacement candidate as provided in the bylaws) will be included in the slate of nominees recommended by our board to stockholders for election at the 2019 annual meeting.

Upon the recommendation of our nominating and corporate governance committee, our board has re-nominated each of our ten current board members to serve another term as director. Each director elected at the 2019 annual meeting will serve a one-year term beginning at the annual meeting and ending when his or her successor, if any, is elected or appointed. Assuming stockholders elect all of these director nominees at the annual meeting, our board will continue to have ten directors.

We intend to vote the proxies received in response to this solicitation “FOR” the election of each of the nominees. If, contrary to our present expectations, any nominee cannot or will not serve, we intend to vote the proxies “FOR” the election of the other nominees and proxies may be voted for any substitute nominee of our board. Each nominee has consented to being named as a nominee in this proxy statement and to serve as a director if elected. Our board has no information or reason to believe that any nominee will not be a candidate at the time of the annual meeting or, if elected, will be unable or unwilling to serve as a director. In no event will the proxies be voted for more than ten nominees.

Majority Voting. Our directors are elected by majority vote. Any director who stands for re-election in an uncontested election and who receives a greater number of “AGAINST” votes than “FOR” votes must tender his or her resignation to the board. Our board’s nominating and corporate governance committee is required to promptly consider and recommend to our board whether to accept the tendered resignation. Our board will then act on the committee’s recommendation and disclose its decision and rationale within 90 days from the certification of the election results. We would then promptly and publicly disclose the board’s findings and final decision in a current report on Form 8-K filed with the SEC. A copy of our Corporate Governance Policy, which includes our majority voting policy, may be obtained as described under “Corporate Governance – Availability of Corporate Governance Materials.” Abstentions and broker non-votes will have no effect on this proposal.

Our board of directors recommends that you vote “FOR” each of the following ten nominees: Thomas R. Bates, Jr., Alan J. Carr, Randee E. Day, Dick Fagerstal, Steven L. Newman, Louis A. Raspino, Larry T. Rigdon, John T. Rynd, Robert P. Tamburrino, and Kenneth H. Traub.

A biography of each director nominee is set forth below. Each director nominee’s biography contains information regarding that person’s service as a director, business experience, other public company directorships held currently or at any time during the last five years, and the nominee’s experiences, qualifications, attributes, or skills that led the nominating and corporate governance committee and our board to determine that he or she should serve as a director for our company. The information in each biography is presented as of March 6, 2019.

Name, Age and Position	Business and Leadership Experience, Skills, and Qualifications	Tidewater Director since
Thomas R. Bates, Jr., 69 Chair of the Board Member of the Compensation Committee and Nominating and Corporate Governance Committee
Business and Leadership Experience: Mr. Bates has been an Adjunct Professor at the Neeley School of Business at Texas Christian University since January 2011 and currently serves on the Advisory Board for the Energy MBA Program. Mr. Bates began his career with Shell Oil Company where he was responsible for aspects of drilling research and operations. He served as President of the Anadrill division of Schlumberger Limited from 1992 to 1997, Chief Executive Officer of Weatherford Enterra, Inc. from 1997 to 1998, Senior Vice President and Discovery Group President of Baker Hughes Incorporated from 1998 to 2000, and Managing Director and Senior Advisor of Lime Rock Partners from 2002 to 2012. Mr. Bates holds B.S.E., M.S.E., and Ph.D. degrees in Mechanical Engineering from the University of Michigan. Mr. Bates currently serves as Chairman and Director of Independence Contract Drilling, Inc. He also serves as Chairman and Director of Vantage Drilling International, which trades on the OTC. Mr. Bates also serves on the boards of Alacer Gold Corporation, and TETRA Technologies, Inc. He previously served on the boards of FTS International Inc., T-3 Energy Services, Inc., Hercules Offshore, Inc. and NATCO Group, Inc.

Skills and Qualifications: With 40 years of executive and board-level leadership in the oil and gas industry, Mr. Bates brings valuable insight to our board. His extensive knowledge of the industry and decades of board service to publicly-traded, multinational companies make Mr. Bates well-qualified to lead our board.
2017
Alan J. Carr, 48 Chair of the Nominating and Corporate Governance Committee Member of the Compensation Committee
Business and Leadership Experience: Mr. Carr has served as the Chief Executive Officer and Managing Member of Drivetrain, LLC, a fiduciary services firm which supports the investment community, since 2013. Mr. Carr practiced as a corporate restructuring attorney at Ravin, Sarasohn, Baumgarten, Fisch & Rosen from 1995 to 1997 and at Skadden, Arps, Slate, Meagher & Flom LLP from 1997 to 2003. From 2003 to 2013, he served as the Managing Director at Strategic Value Partners LLC, an investment manager for hedge funds and private equity funds. Mr. Carr holds a B.A. in Economics from Brandeis University and a J.D. from Tulane Law School. Mr. Carr currently serves on the boards of TEAC Corporation, Verso Corporation, and Midstates Petroleum Company. He also serves on the board of Sears Holdings Corp., which trades on the OTC. However, Mr. Carr will not stand for reelection as a director of TEAC Corporation at its 2019 annual meeting or as a director of Sears Holdings Corp. at its next annual meeting.

Skills and Qualifications: Mr. Carr brings to our board significant experience with corporate restructurings. In addition, our board benefits from the significant financial and investment knowledge he has acquired through his experience with private equity investment. Mr. Carr’s corporate governance expertise and legal background contribute to our board’s ability to evaluate the risks and corporate opportunities in our industry.
2017

Name, Age and Position	Business and Leadership Experience, Skills, and Qualifications	Tidewater Director since
Randee E. Day, 70 Member of the Audit Committee and Nominating and Corporate Governance Committee
Business and Leadership Experience: Ms. Day has served as the Chief Executive Officer of Goldin Maritime, LLC, since 2016. She previously led the boutique restructuring and advisory firm Day & Partners, LLC from 2011 to 2016; and in 2011, she served as the interim Chief Executive Officer of DHT Maritime, Inc. Ms. Day served as a Managing Director at the Seabury Group, a transportation advisory firm from 2004 to 2010, where she led the maritime practice and was the Division Head of JP Morgan’s shipping group in New York from 1978 to 1985. Ms. Day currently serves as a director on the boards of Eagle Bulk Shipping Inc. and International Seaways, Inc. She has previously served on the boards of numerous public companies, including TBS International Ltd., Ocean Rig ASA, DHT Maritime Inc. and Excel Maritime. Ms. Day is a graduate of the School of International Relations at the University of Southern California and undertook graduate business studies at The George Washington University. In December 2014, she graduated from the Senior Executives in National and International Security Program at the Kennedy School at Harvard University.

Skills and Qualifications: Ms. Day has considerable executive management, business development, and corporate restructuring experience. Her expertise in many aspects of the maritime transportation industry adds significant value to our board’s knowledge base.
2017
Dick Fagerstal, 58 Chair of the Audit Committee
Business and Leadership Experience: Mr. Fagerstal serves as Chairman and Chief Executive Officer of Global Marine Holdings LLC and Executive Chairman of Global Marine Systems Ltd., positions he has held since 2014. He served as an independent director of Frontier Oil Corporation, Manila, Philippines from 2014 to 2017. Mr. Fagerstal previously held the positions of Senior Vice President, Finance & Corporate Development from 2003 to 2014 and Vice President Finance & Treasurer from 1997 to 2003 at SEACOR Holdings, Inc. Mr. Fagerstal held the positions of Executive Vice President, Chief Financial Officer and director of Era Group Inc. from 2011 to 2012 and was the Senior Vice President and Chief Financial Officer and director of Chiles Offshore Inc. from 1997 to 2002. Prior to that time, he served as a senior banker at DNB ASA in New York from 1986 to 1997. Prior to his business career, Mr. Fagerstal served as an officer in the Special Air Service unit of the Swedish Defense Forces from 1979 to 1983. Mr. Fagerstal received a B.S. in Economics from the University of Gothenburg in 1984 and an M.B.A. in Finance, as a Fulbright Scholar, from New York University in 1986.

Skills and Qualifications: Mr. Fagerstal brings a strong finance and accounting background to our board. Given the nature and scope of our operations, his extensive international experience and considerable knowledge of the energy industry contributes to our board’s collective ability to monitor the risks and challenges facing our company.
2017

Name, Age and Position	Business and Leadership Experience, Skills, and Qualifications	Tidewater Director since
Steven L. Newman, 54 Chair of the Compensation Committee
Business and Leadership Experience: Mr. Newman served as Chief Executive Officer at Transocean Ltd. from March 2010 to February 2015 and as President from May 2008 to February 2015. He served as the Chief Operating Officer of Transocean Ltd. from May 2008 to November 2009 and held various other positions with Transocean beginning in 1994. Prior to working with Transocean, he served as a Financial Analyst at Chevron from 1992 to 1994, and was a Reservoir Engineer with Mobil E&P, US from 1989 to 1990. Mr. Newman currently serves as a director of Dril-Quip, Inc. and of SNC-Lavalin Group Inc. He previously served as a director of Transocean Ltd. and of Bumi Armada Berhad. Mr. Newman received a B.S. in Petroleum Engineering from the Colorado School of Mines and an MBA from the Harvard University Graduate School of Business.

Skills and Qualifications: Mr. Newman has considerable operational and executive leadership experience in the energy sector. He brings extensive management and business experience to our board as well as a deep understanding of complex issues facing publicly-traded companies in the offshore oilfield services industry.
2017
Louis A. Raspino, 66 Member of the Audit Committee
Business and Leadership Experience: Mr. Raspino’s career has spanned almost 40 years in the energy industry, most recently as Chairman of Clarion Offshore Partners, a partnership with Blackstone that served as its platform for pursuing worldwide investments in the offshore oil & gas services sector, from October 2015 until October 2017. Mr. Raspino served as President, Chief Executive Officer and a director of Pride International, Inc. from June 2005 until the company merged with Ensco plc in May 2011 and as its Executive Vice President and Chief Financial Officer from December 2003 until June 2005. From July 2001 until December 2003, he served as Senior Vice President, Finance and Chief Financial Officer of Grant Prideco, Inc. and from February 1999 until March 2001, he served as Vice President of Finance at Halliburton. Prior to joining Haliburton, Mr. Raspino served as Senior Vice President at Burlington Resources, Inc. from October 1997 until July 1998. From 1978 until its merger with Burlington Resources, Inc. in 1997, he held a variety of positions at Louisiana Land and Exploration Company, most recently as Senior Vice President, Finance and Administration and Chief Financial Officer. Mr. Raspino previously served as a director of Chesapeake Energy Corporation and chairman of its audit committee from March 2013 until March 2016, and as a director of Dresser-Rand Group, Inc., where he served as chairman of the compensation committee and member of the audit committee, from December 2005 until its merger into Siemens in June 2015. He has served as a director of Forum Energy Technologies, an NYSE-listed global oilfield products company, since January 2012 and currently serves as the chairman of its compensation committee. Mr. Raspino also currently serves on the board of The American Bureau of Shipping, where he is a member of the audit and compensation committees. Mr. Raspino served as Chairman of the GulfMark board from November 2017 until consummation of the business combination.

Skills and Qualifications: Having served in executive leadership roles at several energy companies, including both the chief executive officer and chief financial officer positions, Mr. Raspino brings in-depth operational and financial expertise to our board. In addition, his service on a variety of oil and gas industry boards provides our board with key and timely insights into industry conditions and trends.
2018

Name, Age and Position	Business and Leadership Experience, Skills, and Qualifications	Tidewater Director since
Larry T. Rigdon, 71 Member of the Audit Committee (since November 2018) Former Interim President and CEO (October 2017-March 2018)
Business and Leadership Experience: Mr. Rigdon, who was initially appointed to serve as an independent director in connection with our restructuring, served as Tidewater’s interim President and Chief Executive Officer between October 16, 2017 and March 5, 2018. He has nearly 40 years of experience in the offshore oil and gas industry. Mr. Rigdon worked as a consultant for FTI Consulting from 2015 to 2016 and for Duff and Phelps, LLC from 2010 to 2011. He served as the Chairman and Chief Executive Officer of Rigdon Marine from 2002 to 2008. Previously at Tidewater, Mr. Rigdon served as an Executive Vice President from 2000 to 2002, a Senior Vice President from 1997 to 2000, and a Vice President from 1992 to 1997. Before working at Tidewater, he served as Vice President at Zapata Gulf Marine from 1985 to 1992, and in various capacities, including Vice President of Domestic Divisions from 1983 to 1985, at Gulf Fleet Marine from 1977 to 1985. Mr. Rigdon currently serves as a director of Professional Rental Tools, LLC. He formerly served as a director of Jackson Offshore Holdings, Terresolve Technologies, GulfMark Offshore, and Rigdon Marine.

Skills and Qualifications: Mr. Rigdon has considerable leadership experience in the maritime transportation industry and brings to our board a thorough understanding of the strategic and operational challenges facing our company specifically and our industry overall. His experience founding new businesses provides an entrepreneurial viewpoint and his successful completion of mergers and acquisitions contributes to the board’s ability to evaluate those opportunities.
2017
John T. Rynd, 61
Business and Leadership Experience: Mr. Rynd was appointed to serve as Tidewater’s president, chief executive officer, and a director effective March 5, 2018. He served as an outside director of Hornbeck Offshore, Inc. from 2011 to February 2018. From 2008 through 2016, Mr. Rynd served as President, Chief Executive Officer, and a director of Hercules Offshore, Inc., a publicly traded global provider of offshore contract drilling and liftboat services (“Hercules”). On August 13, 2015, Hercules and certain of its subsidiaries filed voluntary petitions for relief under the provisions of Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. On November 6, 2015, Hercules emerged from bankruptcy. On June 5, 2016, Hercules again filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. On December 2, 2016, Hercules’ assets were transferred to the HERO Liquidating Trust, and the common stock was canceled pursuant to its Chapter 11 plan. Prior to his time with Hercules, Mr. Rynd spent 11 years with Noble Drilling Services, Inc., where he served in a variety of management roles. Earlier in his career, he served in various roles of increasing levels of responsibility with Chiles Offshore and Rowan Companies. Mr. Rynd served as Chairman of the National Ocean Industries Association (NOIA) from 2014-15 and currently holds an Ex-Officio position on the Executive Committee.

Skills and Qualifications: Mr. Rynd’s many years of executive and board level leadership make him an ideal person to serve on our board. Given the variety of leadership roles he has held over his career, Mr. Rynd brings to the board a deep understanding of the operations of a publicly-traded company in the offshore oilfield services industry. In addition, in his position as our president and chief executive officer, Mr. Rynd serves as a valuable liaison between our board and management team.
2018

Name, Age and Position	Business and Leadership Experience, Skills, and Qualifications	Tidewater Director since
Robert P. Tamburrino, 62
Business and Leadership Experience: Mr. Tamburrino served as an Operating Partner for affiliates of Q Investments, L.P. from September 2006 through June 2016. Mr. Tamburrino served as the Chief Restructuring Officer and member of the Office of Chief Executive at Vantage Drilling International from March 21, 2016 to June 23, 2016. He served as the president and manager of Key 3 Casting, LLC from November 2009 through December 2013, following his roles as the Chief Executive Officer, President and Chief Operating Officer of INTERMET Corporation, and Chief Executive Officer and Chairman of the Board of Environmental Systems Products, an auto emissions testing business. He served as the Chief Financial Officer of Milgard Manufacturing, a Masco company from September 2004 through August 2006. He served in the Chief Financial Officer, Treasurer and Vice President, and Chief Operating Officer roles of Old Ladder Co. (DE), Inc. (also known as Werner Holding Co. (DE), Inc.) during December 1998 to April 2002. Prior to joining Werner Holding, he served in financial roles for Usinor subsidiaries from 1991 through 1998 including Chief Financial Officer for the steel service center group of Usinor, Senior Vice President and Chief Financial Officer of Francosteel Corporation, and Executive Vice President and Chief Financial Officer of Edgcomb Metals Company. He held financial and Chief Executive Officer positions with Rome Cable Corp., a manufacturer and distributor of copper electrical wire and cable from 1984 to 1990 and was employed by KPMG Peat Marwick from 1978 to 1984. Mr. Tamburrino is a certified public account. Since 2016, Mr. Tamburrino has also served in advisory and consulting roles in the energy sector. He recently served on the boards of directors of SVP Worldwide (also known as Singer Company) and Alloy Die Casting. He currently serves as a director and chair of the finance committee for the Board of Directors of Basset Health Care Network, a non-profit. He graduated from Clarkson University, and has a Master of Business Administration from Columbia University.

Skills and Qualifications: Mr. Tamburrino has considerable depth of experience in the areas of restructuring and integration. He brings to the board a perspective that will be invaluable during the critical post-business combination integration period as well as going forward to evaluate future acquisition opportunities.
2018

Name, Age and Position	Business and Leadership Experience, Skills, and Qualifications	Tidewater Director since
Kenneth H. Traub, 57 Member of the Nominating and Corporate Governance Committee
Business and Leadership Experience: Mr. Traub served as a Managing Partner of Raging Capital Management, LLC, a diversified investment firm, from December 2015 to January 2019. Prior to joining Raging Capital Management, LLC, he served as President and Chief Executive Officer of Ethos Management, LLC from 2009 through 2015. From 1999 until its acquisition by JDS Uniphase Corp. (“JDSU”) in 2008, Mr. Traub served as President and Chief Executive Officer of American Bank Note Holographics, Inc. (“ABNH”), a leading global supplier of optical security devices for the protection of documents and products against counterfeiting. Following the sale of ABNH, he served as Vice President of JDSU, a global leader in optical technologies and telecommunications. Mr. Traub currently serves on the boards of directors of the following public companies: (i) DSP Group, Inc., (NASDAQ-DSPG), a leading supplier of wireless chipset solutions for converged communications, since 2012, and where Mr. Traub has served as Chairman since 2017, (ii) Intermolecular, Inc., (NASDAQ-IMI), an innovator in materials sciences, since 2016 and where Mr. Traub has served as Chairman since 2018 and (iii) Immersion Corporation (NASDAQ: IMMR), a leading provider of haptics technology, since 2018. Mr. Traub has previously served on the boards of numerous companies including MIPS Technologies, Inc., a provider of industry standard processor architectures and cores, from 2011 until the company was sold in 2013, Xyratex Limited, a leading supplier of data storage technologies, from 2013 until the company was sold in 2014, Vitesse Semiconductor Corporation, a supplier of integrated circuit solutions for next-generation carrier and enterprise networks, from 2013 until the company was sold in 2015, Athersys, Inc., a biotechnology company engaged in the discovery and development of therapeutic product candidates, from 2012 to 2016, A. M. Castle & Co., a specialty metals distribution company from, 2014 to 2016, IDW Media Holdings, Inc., a diversified media company, from 2016 to 2018, and as Chairman of MRV Communications, Inc., a supplier of communication networking equipment, from 2011 until the company was sold in 2017. Mr. Traub served as a member of the GulfMark board from November 2017 until consummation of the business combination. Mr. Traub earned a B.A. degree from Emory University and an M.B.A. from Harvard Business School.

Skills and Qualifications: Mr. Traub’s extensive management background and experience serving on a wide variety of corporate boards enable Mr. Traub to provide valuable financial and transactional expertise and insight to our board.
2018

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” EACH OF THE TEN NOMINEES FOR DIRECTOR LISTED ABOVE.

Director Nominating Process and Considerations.The nominating and corporate governance committee is responsible for reviewing and evaluating with our board the appropriate skills, experience, and background desired of board members in the context of our business and the then-current composition of our board.

Director Independence. Under our Corporate Governance Policy and the rules of the New York Stock Exchange (“NYSE”), a majority of our directors must be independent. Our board has determined that, as of the record date, each of our director nominees meets the NYSE’s definition of “independence” (discussed in greater detail below under “Board of Directors – Director Independence”), except for Messrs. Rynd and Tamburrino. Mr. Rynd is our president and chief executive officer and, prior to joining our board, Mr. Tamburrino provided consulting services to the company. For more information on director independence, please see the section entitled, “Board of Directors – Director Independence.”

Board Diversity. Our board does not have a formal written policy with regard to the consideration of diversity in identifying director nominees. Our nominating and corporate governance committee charter, however, requires the committee to monitor the composition of the board and its committees and may develop and recommend to the board, if necessary or appropriate, specific criteria for selecting director nominees. In considering the composition of our board as a whole, the committee and the board evaluate the skills and experiences of each candidate to ensure that the specific knowledge, experience, skills, expertise, integrity, analytical ability, diversity, and other characteristics needed to maintain our board’s effectiveness are possessed by an appropriate combination of directors. The committee seeks a diverse group of prospective candidates for board service who possess the requisite characteristics, skills, and experience, taking into consideration the availability of highly qualified candidates; committee workloads and membership needs and anticipated director retirements. Our overarching goal is that the unique skills and experiences of each individual director complement and enhance the overall capabilities of the board.

Neither the committee nor our board have adopted specific criteria for selecting director nominees, preferring to maintain the flexibility to evaluate the board’s needs at any given point in time in light of our company’s business model, strategic plan, and the skillset of the then-current members of the board. However, as evidenced by the biographies of our director nominees that appear above, we believe it is important that our board have individual directors who possess skills in such broad areas as:

•	strategic planning and business development;
•	mergers and acquisitions;
•	legal and regulatory compliance;
•	finance and accounting matters;
•	industry experience and knowledge (particularly in the energy services and maritime sectors), including hands-on operational experience;
•	demonstrated leadership of large, complex organizations;
•	public company board service; and
•	international business.

Each candidate is evaluated to ensure that he or she possesses personal and professional character and integrity, and each must demonstrate exceptional ability and judgment in his or her respective endeavors. Candidates must possess sufficient time and availability to effectively carry out their duties and responsibilities as a director of our company. The committee may employ professional search firms (for which it would pay a fee) to assist it in identifying potential nominees for board service with the right mix of skills and disciplines.

This year, as in prior years, the committee reviewed the qualifications of each of our current directors as well as the contributions each has made to our board and the company during his or her tenure as a director. The committee recommended each of these ten directors be nominated for an additional one-year term. Subsequently, our board approved this slate of ten director nominees to be submitted for election by our stockholders at the annual meeting.

Consideration of Candidates Recommended by Stockholders. Our bylaws provide that a stockholder of our company entitled to vote for the election of directors may nominate candidates for election to our board at our annual meeting of stockholders by complying with the required notice procedures, as described in greater detail below. The nominating and corporate governance committee’s policy is to consider director candidates recommended by stockholders on the same basis and in the same manner as it considers all director candidates.

No director candidates were recommended by stockholders in time for consideration at the 2019 annual meeting. To be timely for our 2020 annual meeting, a stockholder’s notice must be given in writing and delivered or mailed to the company’s Secretary and received at our principal executive offices no earlier than January 1, 2020 and no later than January 31, 2020.

Stockholder recommendations of nominees are required to be accompanied by, among other things, specific information as to the nominees and as to the stockholder making the nomination or proposal. We may require any proposed nominee to furnish such information as may reasonably be required to determine his or her eligibility to serve as a director of our company. A description of these requirements is set forth in the company’s bylaws, which may be obtained as described under “Corporate Governance – Availability of Corporate Governance Materials.”

CORPORATE GOVERNANCE

Our board of directors has adopted corporate governance practices designed to aid the board and management in the fulfillment of their respective duties and responsibilities to our stockholders.

Corporate Governance Policy. Our board has adopted a Corporate Governance Policy, which, together with our certificate of incorporation, bylaws, and board committee charters, form the framework for the governance of our company. The nominating and corporate governance committee is charged with reviewing the Corporate Governance Policy at least annually to assess the continued appropriateness of those guidelines in light of any new regulatory requirements and evolving corporate governance practices. After this review, the committee recommends any proposed changes to the Corporate Governance Policy to the full board for approval.

Code of Business Conduct and Ethics. Our board has also adopted a Code of Business Conduct and Ethics. The Code of Business Conduct and Ethics sets forth principles of ethical and legal conduct to be followed by our directors, officers, and employees. The Code of Business Conduct and Ethics requires any employee who reasonably believes or suspects that any director, officer, or employee has violated the Code of Business Conduct and Ethics, company policy, or applicable law to report such activities to his or her supervisor or to our Chief Compliance Officer (Bruce D. Lundstrom, our General Counsel), either directly or anonymously. We do not tolerate retaliation of any kind against any person who, in good faith, reports any known or suspected improper activities pursuant to the Code of Business Conduct and Ethics or assists with any ensuing investigation.

Our Code of Business Conduct and Ethics also references disclosure controls and procedures required to be followed by all officers and employees involved with the preparation of the company’s SEC filings. These disclosure controls and procedures are designed to enhance the accuracy and completeness of the company’s SEC filings and, among other things, to ensure continued compliance with the Foreign Corrupt Practices Act.

Communicating with Directors. Stockholders and other interested parties may communicate directly with our board, the non-management directors, or any committee or individual director by writing to any one of them in care of our Secretary at 6002 Rogerdale Road, Suite 600, Houston, Texas 77072. Our company or the director contacted will forward the communication to the appropriate director. For more information regarding how to contact the members of our board, please visit our website at www.tdw.com/about-tidewater/corporate-governance/.

Complaint Procedures for Accounting, Auditing, and Financial Related Matters. The audit committee has established procedures for receiving, reviewing, and responding to complaints from any source regarding accounting, internal accounting controls, and auditing matters. The audit committee has also established procedures for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. Interested parties may communicate such complaints to the audit committee chair by following the procedures described under the heading “Communicating with Directors” above. Employees may report such complaints by following the procedures outlined in the Code of Business Conduct and Ethics and through other procedures communicated and available to them. As noted above, we do not tolerate retaliation of any kind against any person who, in good faith, submits a complaint or concern under these procedures.

Availability of Corporate Governance Materials. You may access our certificate of incorporation, our bylaws, our Corporate Governance Policy, our Code of Business Conduct and Ethics, and all committee charters under “Corporate Governance” in the “About Tidewater” section of our website at www.tdw.com. You also may request printed copies, which will be mailed to you without charge, by writing to us in care of our Secretary, 6002 Rogerdale Road, Suite 600, Houston, Texas 77072.

BOARD OF DIRECTORS

As of the date of this proxy statement, our board has ten members. Assuming all director nominees are elected, our board will continue to have ten members following the 2019 annual meeting.

Board Meetings and Attendance. During the 2018 fiscal year, our board held 18 meetings including telephonic meetings. Each director attended at least 75% of the meetings of the board and of the committees on which he or she served during the portion of fiscal 2018 in which he or she was a board member.

Our board does not have a policy requiring director attendance at annual meetings; however, our board’s practice is to schedule a board meeting on the same day as the annual meeting of stockholders in order to facilitate director attendance at the annual meeting.

Director Independence. Our board has affirmatively determined that 8 of our 10 directors –Messrs. Bates and Carr, Ms. Day, Messrs. Fagerstal, Newman, Raspino, Rigdon, and Traub – are currently independent. However, Mr. Rigdon, who was appointed as an independent director immediately following our restructuring, was not independent during his five-month tenure as our interim president and chief executive officer (October 16, 2017 – March 5, 2018). Neither Mr. Rynd, our president and chief executive officer, nor Mr. Tamburrino, who provided consulting services to the company prior to his appointment as a director, is currently independent.

The standards relied upon by the board in affirmatively determining whether a director is independent are the objective standards set forth in the corporate governance listing standards of the NYSE. In making independence determinations, our board evaluates responses to a questionnaire completed annually by each director regarding relationships and possible conflicts of interest between each director, the company, and management. In its review of director independence, our board also considers any commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships any director may have with the company or management of which it is aware.

Board Leadership Structure. The roles of chairman and chief executive officer are currently held by two different persons – Mr. Bates serves as our chairman and Mr. Rynd serves as our president and chief executive officer.

Our board believes that, at this time, our current leadership structure best serves the interests of our company and our stockholders by clearly allocating responsibilities between the two offices. As our president and chief executive officer, Mr. Rynd’s primary responsibilities are to manage the day-to-day business and to develop and implement the company’s business strategy with the oversight of, and input from, the board. As chairman, Mr. Bates’ primary responsibility is to lead the board in its responsibilities of providing guidance to, and oversight of, management.

We have not adopted a policy requiring that these two roles be separate; rather, our board’s policy is to determine from time to time whether it is in the best interests of the company and its stockholders for the roles to be separate or combined. We believe that our board should have the flexibility to make these determinations in a way that will best provide appropriate leadership for our company based on needs of the company at that particular time. If we combine these roles in the future, or if the board determines that the chairman is otherwise not independent under NYSE standards, the board will elect a lead independent director at the same time that it elects its chairman.

Executive Sessions of Non-Management Board Members. The non-management directors meet in regularly-scheduled executive sessions presided over by our chairman (or, if our chairman is not independent, our lead independent director). At the conclusion of each board meeting, the non-management directors have an opportunity to meet in executive session. The non-management and independent directors may schedule additional executive sessions throughout the year. During fiscal 2018, the non-management members of our board (all of our directors except the individual then serving as chief executive officer) met ten times in executive session.

Annual Board Self-Assessments. To assist in its review as to whether the board and its committees are functioning effectively, our board has instituted annual self-assessments of the board and each of its committees. The directors participate in an annual evaluation of the full board and each committee on which they serve. The board and each committee discuss the findings, making changes as deemed necessary to improve director communications and the overall effectiveness of board and committee meetings. The nominating and corporate governance committee oversees this evaluation process. The most recent self-assessment, which was facilitated by outside counsel, was conducted in November 2018.

Role of the Board in Risk Oversight. While our board as a whole has responsibility for risk oversight, each of our board committees oversees and evaluates risks associated with its respective areas of responsibility, as summarized below under “Composition and Role of Board Committees.” Our board and its committees focus annually on identifying, evaluating, and managing the spectrum of key risks faced by our company. The particular areas of focus include strategic, operational, financial and reporting, compensation, regulatory and compliance, international, and other risks.

COMPOSITION AND ROLE OF BOARD COMMITTEES

Our board currently has three standing committees: audit, compensation, and nominating and corporate governance. Actions taken by our committees are reported to the full board. Each of our three committees is comprised entirely of independent directors and is governed by a written charter that is reviewed annually and approved by the full board. A copy of each committee charter may be obtained online or by mail as described in “Corporate Governance – Availability of Corporate Governance Materials.”

The current members of each board committee are identified in the following table, which also indicates the number of meetings each committee held during fiscal 2018:

Board Committee
	Audit	Compensation	Nominating and Corporate Governance
Thomas R. Bates, Jr.		X	X
Alan J. Carr		X	Chair
Randee E. Day	X		X
Dick Fagerstal	Chair
Steven L. Newman		Chair
Louis A. Raspino	X
Larry T. Rigdon	X
John T. Rynd
Robert P. Tamburrino
Kenneth H. Traub			X
Number of Meetings in Fiscal 2018	8	5	5

Audit Committee. Our board’s audit committee is a separately-designated, standing committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Its current members are listed in the above chart. The board has determined that all four committee members are financially literate and that each of the four members qualifies as an “audit committee financial expert,” as defined by SEC rules.

The main function of our audit committee is to oversee our accounting and financial reporting processes, internal systems of control, independent auditor relationship, and the audits of our financial statements. The audit committee’s key responsibilities are:

•	appointing and retaining our independent auditor;
•	evaluating the qualifications, independence, and performance of our independent auditor;
•	reviewing and approving all services (audit and permitted non-audit) to be performed by our independent auditor;
•	reviewing with management and the independent auditor our audited financials;
•	reviewing the scope, adequacy, and effectiveness of our internal controls;
•	reviewing with management our earnings reports, quarterly financial reports and certain disclosures;
•	reviewing, approving, and overseeing related party transactions; and
•	monitoring the company’s efforts to mitigate the risk of financial loss due to failure of third parties.

The audit committee is also responsible for any audit reports the SEC requires us to include in our proxy statements. In this proxy statement, the requisite report may be found under the heading “Audit Committee Report.”

Each member of the audit committee satisfies all of the additional independence requirements for audit committee members set forth in the corporate governance listing standards of the NYSE and Exchange Act Rule 10A-3.

Compensation Committee. The role of the compensation committee is to assist our board of directors in discharging its responsibilities relating to:

•	overseeing our executive compensation program;
•	reviewing and approving corporate goals and objectives relevant to the compensation of our executive officers and determining and approving the compensation of our executive officers, including cash and equity-based incentives;
•	consideration of all substantive elements of our employee compensation package, including identifying, evaluating, and mitigating any risks arising from our compensation policies and practices;
•	ensuring compliance with laws and regulations governing executive compensation; and
•	engaging in such other matters as may from time to time be specifically delegated to the committee by the board of directors.

Each member of the compensation committee satisfies all of the additional independence requirements for compensation committee members set forth in the corporate governance listing standards of the NYSE and Exchange Act Rule 16b-3.

The compensation committee reports to the board of directors on all compensation matters regarding our executive officers and management and may form and delegate authority to subcommittees when appropriate. The compensation committee is also responsible for reviewing and discussing with management the “Compensation Discussion and Analysis” section of our Form 10-K or proxy statement and, based on such review and discussion, recommending to the board that the Compensation Discussion and Analysis be included in our Form 10-K or proxy statement and issuing a Compensation Committee Report to that effect.

The “Compensation Discussion and Analysis” or “CD&A” section of this proxy statement provides a discussion of the process the committee uses in determining executive compensation. Included in the subsection entitled “Process of Setting Compensation” is a description of the scope of the compensation committee’s authority, the role played by our chief executive officer in recommending compensation for the other named executives, and the committee’s engagement of compensation consultants.

Risk Review of Employee Compensation. Consistent with SEC disclosure requirements, the compensation committee performs an annual risk assessment of our company’s compensation programs. Management has identified the elements of our compensation program that could incentivize management to take risks and has reported to the compensation committee its assessment of those risks and mitigating factors particular to each risk. The compensation committee has concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on our company. Some of the findings the committee considered in reaching this conclusion include:

•	our cash/equity mix strikes an appropriate balance between short-term and long-term risk and reward decisions;
•	the company performance portion of our annual incentive plan is based on company-wide financial and operating performance metrics as well as safety criteria, which are less likely to be affected by individual or group risk-taking;
•	our annual and long-term incentive plans have conservative payout caps;
•	our compensation levels and performance criteria are subject to multiple levels of review and approval;
•	we have an executive compensation recovery policy (“clawback”) and stock ownership guidelines for our executives; and
•	our Policy Statement on Insider Trading prohibits hedging and pledging of company securities by all company insiders, including our executives.

Nominating and Corporate Governance Committee. The key responsibilities of the nominating and corporate governance committee are to:

•	assist our board by identifying individuals qualified to serve as directors of the company and recommending nominees to the board;

•	monitor the composition of our board and its committees;
•	evaluate appropriate compensation levels and design elements of director compensation;
•	recommend to our board a set of corporate governance guidelines for the company;
•	oversee legal and regulatory compliance;
•	annually review and make recommendations to the board regarding outside director compensation and benefits; and
•	lead our board in its annual review of the board’s performance.

Additional information regarding the nominating and corporate governance committee’s role in nominating directors and the ability of stockholders to recommend candidates for director may be found under “Proposal 1: Election of Directors – Director Nominating Process and Considerations” and “ – Consideration of Candidates Recommended by Stockholders,” respectively.

DIRECTOR COMPENSATION

2018 DIRECTOR COMPENSATION TABLE

This table reflects all compensation paid to or accrued by each of our non-management directors during fiscal 2018. The compensation of each of Mr. Rynd, who currently serves as our president and chief executive officer, and Mr. Rigdon, a non-management director who served as our interim president and chief executive officer for a five-month period ending on March 5, 2018, is disclosed in the Summary Compensation Table. A description of the elements of our director compensation program follows this table.

Name of Director	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Total ($)
Thomas R. Bates, Jr.	97,813	129,459	227,272
Alan J. Carr	52,813	129,459	182,272
Randee E. Day	47,813	129,459	177,272
Dick Fagerstal	62,813	129,459	192,272
Steven L. Newman	62,813	129,459	192,272
Louis A. Raspino	6,107	80,463	86,570
Robert P. Tamburrino	6,107	80,463	86,570
Kenneth H. Traub	6,107	80,463	86,570
(1)	Includes all cash retainers paid for board service during fiscal 2018, pro-rated as necessary to reflect partial year service.
(2)	Reflects the aggregate grant date fair value of time-based restricted stock units granted to each director during fiscal 2018, computed in accordance with FASB ASC Topic 718. Each of Messrs. Bates and Carr, Ms. Day, Messrs. Fagerstal, Newman, and Rigdon received a grant of 3,771 RSUs on July 31, 2018. Messrs. Raspino, Tamburrino, and Traub were appointed to the board upon the consummation of the business combination and each received a pro-rata grant of 3,126 RSUs on November 15, 2018. At the end of fiscal 2018, these equity grants, all of which will vest on May 9, 2019, were the only equity awards held by our non-management directors.

We currently use a combination of cash and equity-based compensation to provide competitive compensation for our non-management directors and to enable them to meet their stock ownership guidelines. The form and amount of director compensation is periodically reviewed and assessed by our nominating and corporate governance committee, which is responsible for overseeing the program and would refer any recommended changes to the full board for action. Meridian Compensation Partners, LLC (“Meridian”), which serves as the independent consultant to our compensation committee, also assists the nominating and corporate governance committee and the board in its review of director compensation to help ensure that our director pay levels and program components are in line with competitive market practice.

Director Fees. For fiscal 2018, the cash and equity-based compensation payable to our non-management directors was as follows:

Fee Type	Amount
Annual cash retainer	$47,813
⮚ for 2018, this represents a 15% reduction from prior year’s annual retainer ($56,250)
Annual equity-based retainer	$168,750 grant date value, delivered in the form of time-based restricted stock units (“RSUs”), which vest at the end of the one-year service period
Additional annual cash retainer for the chair of the board	$50,000
Additional annual cash retainer for the chair of each of the audit and compensation committees	$15,000
Additional annual cash retainer for the chair of the nominating and corporate governance committee	$5,000

In order to align the annual grant of director equity awards with the company’s annual meeting of stockholders, the fiscal 2018 awards were pro-rated based on the number of days of service between July 31, 2018 (or, if later, the director’s appointment date) and May 7, 2019. The number of RSUs granted in each award is calculated by dividing the grant date target value by the closing price of a share of our common stock on the date of grant. All of the time-based RSUs granted to directors during fiscal 2018 will vest on May 7, 2019, provided the director remains a member of the board on the vesting date. However, vesting of the award will accelerate if, prior to the vesting date, the director dies, terminates service due to disability, or is willing and able to continue to serve as a director but is either not renominated or not reelected to serve another term.

Stock Ownership Guidelines. Our directors are subject to stock ownership guidelines requiring each director to own and hold company stock worth five times his or her annual cash retainer no later than five years after his or her appointment. Under the guidelines, unvested RSUs count as shares of company common stock. Each of our current directors has until August 1, 2022 (or, if later, the fifth anniversary of his or her appointment as a director) to comply with the guidelines. These guidelines are described in greater detail under “Compensation Discussion and Analysis – Other Compensation and Equity Ownership Policies – Stock Ownership Guidelines.”

Other Benefits. We reimburse all directors for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of the board of directors and its committees. We also cover the cost of our directors attending continuing education programs (including tuition and travel).

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION (“SAY-ON-PAY” VOTE)

At each annual meeting, we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement pursuant to Section 14A of the Exchange Act. This vote (commonly referred to as a “say-on-pay” vote) is advisory, which means that the vote is not binding on the company, our board of directors, or its compensation committee. The vote on this resolution is not intended to address any specific element of compensation but rather relates to the overall compensation of our named executives and our compensation philosophy and practices, as described in this proxy statement.

We are asking our stockholders to vote on the following resolution:

RESOLVED, that the compensation paid to the named executive officers as disclosed in the proxy statement for the company’s 2019 annual meeting of stockholders pursuant to Item 402 of Regulation S-K of the rules of the Securities and Exchange Commission is hereby APPROVED.

We understand that our executive compensation practices are important to our stockholders. In considering your vote on this proposal, we encourage you to review all of the relevant information in this proxy statement – the description of our program located in the Comepnsation Discussion and Analysis, the compensation tables, and the rest of the narrative disclosures regarding our program.

While this say-on-pay vote is not binding, our compensation committee and board take the views of our stockholders into account and will review the voting results and consider the outcome of the vote when making future compensation decisions for our named executives. We invite stockholders who wish to communicate with our board on executive compensation or any other matters to contact us as provided under “Corporate Governance – Communicating with Directors.”

Approval of this resolution requires the affirmative vote of the holders of at least a majority of the voting power present or represented by proxy at the annual meeting. Abstentions will be counted as votes against this proposal, and broker non-votes will have no effect on this proposal. If no voting specification is made on a properly returned or voted proxy card, the proxies named on the proxy card will vote FOR approval of the compensation of our named executive officers as disclosed in this proxy statement. For more information, please see “Questions and Answers about the Annual Meeting and Voting.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVES AS DISCLOSED IN THIS PROXY STATEMENT.

COMPENSATION DISCUSSION AND ANALYSIS

This section of our proxy statement discusses and analyzes our executive compensation philosophy and program in the context of the compensation paid during the last fiscal year to certain executive officers of the company. We refer to these executives as our “named executives” or “NEOs.” For fiscal 2018, our named executives were:

NEO	Title
John T. Rynd	President and Chief Executive Officer
Larry T. Rigdon	Former Interim President and Chief Executive Officer
Quintin V. Kneen	Executive Vice President and Chief Financial Officer
Quinn P. Fanning	Former Chief Financial Officer
Jeffrey A. Gorski	Executive Vice President and Chief Operating Officer
Bruce D. Lundstrom	Executive Vice President, General Counsel, and Secretary

In this CD&A, we first provide an Executive Summary of our company’s business and performance during the fiscal year and how that performance affected executive compensation decisions and payouts. We next explain the Compensation Philosophy and Objectives that guide our compensation committee’s executive compensation decisions. We then describe the committee’s Process of Setting Compensation. Next, we discuss in detail each of the Compensation Components, including, for each component, a design overview as well as the actual results yielded for each named executive in fiscal 2018.

Executive Summary

Our Business. Our company operates a diversified fleet of marine service vessels and provides other marine support services to the global offshore energy industry. With operations in most of the world’s significant offshore crude oil and natural gas exploration and production regions, we have one of the broadest global operating footprints in the offshore energy industry. We provide services in support of all phases of offshore exploration, field development, and production, including towing of, and anchor handling for, mobile offshore drilling units; transporting supplies and personnel necessary to sustain drilling, workover, and production activities; offshore construction and seismic support; and a variety of specialized services such as pipe and cable laying. Our international operations are the primary driver of our revenue and earnings, as a substantial portion of our revenues come from operations outside of the United States territorial waters. For more information about our business, please see “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

Fiscal 2018 Company Performance. Our company performance highlights in 2018 include the following:

•	Successful Completion of the Business Combination. On November 15, 2018, we successfully completed our business combination with GulfMark in an all-stock transaction, creating a global OSV leader that is both positioned to capitalize on superior growth opportunities as the OSV sector recovery gains traction and achieve significant cost synergies. The combined company now has the industry’s largest fleet and one of the broadest global operating footprints in the OSV sector, with an unmatched ability to support customers across geo-markets and water depths. In particular, the combination expanded Tidewater’s position in the recovering North Sea region and enhanced Tidewater’s fleet quality. The all-equity transaction helped preserve the strong balance sheet and liquidity position of both parties, with the combined company having the highest market capitalization and the lowest leverage in the OSV sector. Further, the combination is expected to position the combined company to realize at least $30 million in annualized cost synergies by the fourth quarter of 2019.
•	Substantial Progress Implementing the Business Combination Integration. Since the closing, our combined team has made, and continues to make, substantial progress implementing our merger integration plan. As a result of the business combination, we have reduced our combined on-shore operational footprint, with the consolidation and closing of five facilities, including the consolidation of all corporate operations to the existing Tidewater headquarters in Houston. In addition, the optimization of the combined vessel fleet continues to progress well, with several GulfMark vessels finding new employment in the broader geographical footprint serviced by Tidewater.
•	Cash Flow Positive from Operations and Cash Flow Positive from Investing Activities for the Full Year 2018. Although we continue to face a challenging operating environment in the global OSV industry, throughout the full year 2018 and into 2019, we continue to focus on maximizing revenue, cost control and capital discipline, each of which improves our cash flow position. As a result, we were cash flow positive from both an operations and investing activities standpoints for the full year 2018. We remain prepared to respond to changes in industry conditions so that our key objectives of cash flow positive operations and maintaining capital discipline can be achieved.

•	Capital Discipline Focus, including Sales of Stacked Fleet, Continue to Improve Cash Flow From Operations. Our capital discipline focus, including fleet rationalization, working capital management, and disciplined investments in vessels, contributed significantly to our positive cash flow in fiscal 2018. We continue to implement a variety of cost-control initiatives, including: reductions to vessel operating costs, reductions in world-wide staffing levels, targeted reductions in compensation and salaries company-wide, consolidation of offices globally, changes to our insurance program, improved management of vessel repair and maintenance, and other cost control measures. Furthermore, we once again led our sector in selling stacked vessels into peripheral markets and recycling yards in 2018, and we currently expect to continue this commitment in 2019 and beyond.
•	We Remain an Industry Leader in Safety Performance. Our safety performance history continues to be among the best in our industry, with a Total Recordable Incident Rate (“TRIR”) of 0.12 per 200,000 hours worked in 2018. Our safety performance positively impacted our financial results, contributing to significant reductions in our insurance and loss reserves in 2018. We also believe that our strong safety record gives us a competitive advantage, both in retaining existing business and competing for new contracts.

Fiscal 2018 Compensation Highlights. As described in greater detail under “Compensation Components,” the three main components of our executive compensation program are base salary, an annual cash incentive award, and long-term incentive awards. The table below provides a summary of key actions taken with respect to each of these three components in fiscal 2018:

Pay Component	Results for 2018	Considerations
Base Salary
base salaries were reduced by 15% effective January 1, 2018, for each named executive who was employed with us at that time

⮚  Mr. Rynd, who joined us as CEO
     on March 5, 2018, agreed to
     reduce his initial salary by 15% to
     put him on equal footing with the
     continuing executive officers

⮚  The base salary of Mr. Kneen, who
     was appointed EVP and CFO on
     November 15, 2018, was set at a
     level comparable to that of his peer
     executives

this across-the-board base salary reduction was in furtherance of our post-restructuring cost-cutting initiatives, which included a similar reduction in annual cash retainer paid to non-employee directors (15%)

Short-Term Incentive (“STI”) Plan
based on 2018 performance, STI plan payouts for named executives ranged from 91% to 95%

⮚  this compares to target awards of
     100% for Mr. Rynd as CEO and
     95% for each other named
     executive and a maximum award
     for each of 118.75% of target

under our 2018 STI plan, our achievement against certain adjusted cash flow from operations (CFFO) targets funds the pool; while the specific amount payable to a given participant is determined by our safety performance (25%) and a subjective evaluation of the executive’s individual performance during the year

Pay Component	Results for 2018	Considerations
⮚ Mr. Kneen was not a participant in the 2018 STI plan given that he joined us late in the year
•   adjusted CFFO (calculated as
     provided below) equaled
     $3.9 million, exceeding the target of
     $(33.0) million and fully funding
     the pool

•   Based on safety performance during
     the year, the safety portion was
     reduced by 20%

•   our participating named executives
     earned between 95% and 100% for
     individual performance

Long-Term Incentive (“LTI”) Award
given that each of the named executives who had served with us through the restructuring received a significant equity grant in August 2017 that vests over a three-year period, we did not implement an annual LTI program during 2018

⮚  we did grant certain initial LTI
     awards to the two named executives
     who joined us during 2018
     (Messrs. Rynd and Kneen)

⮚  the initial LTI award for our CEO,
     Mr. Rynd, was structured as 60%
     performance-based and 40% time-
     based
following the restructuring and the consummation of the business combination, the Committee continues to consider how best to implement an LTI program going forward

Compensation Philosophy and Objectives

As a company with a global reach in an operationally-demanding, volatile, highly cyclical, and capital-intensive business, we design our executive compensation program to achieve the following objectives:

•	promote a performance- and results-oriented environment;
•	align compensation with performance measures that are directly related to our company’s strategic goals, key financial and safety results, individual performance, and creation of long-term stockholder value without incurring undue risk;
•	attract, motivate, develop, and retain the executive talent that we require to compete and manage our business effectively;
•	manage fixed costs by combining a more conservative approach to base salaries with more emphasis on performance-dependent and at-risk annual and long-term incentives;
•	maintain individual levels of compensation that are appropriate relative to the compensation of other executives at the company, at our peer companies, and across our industry generally; and
•	align the interests of executives and stockholders by delivering a significant portion of target compensation in equity or equity-based vehicles.

Since our compensation programs are designed to reward achievement of corporate objectives, we change our programs from time to time as our objectives change. The specific principles followed and decisions made in establishing the compensation of our named executives for fiscal 2018 are discussed in more detail below.

Compensation Best Practices. Our compensation committee (referred to throughout this section as the “committee”) strives to align executive compensation with stockholder interests and incorporate strong governance standards into our compensation program, including through the following:

•	Emphasis on Performance-Based and At-Risk Compensation. By design, a meaningful portion of our named executives’ pay is delivered in the form of performance-driven and at-risk incentive compensation, which closely aligns a significant portion of executive pay with successful attainment of our business objectives and, ultimately, stockholder returns.
•	New Change of Control Agreements, Effective January 1, 2018, Align with Current Market Practice. As previously disclosed, all of our legacy executive change of control agreements, some of which contained excise tax gross-up provisions, expired on December 31, 2017. Our new executive change of control agreements, which we adopted effective January 1, 2018, are in better alignment with current market practice (including reduced severance multiples, caps on certain benefits, and a “best-net” provision in the event the total payments to the executive trigger an excise tax).
•	Limited Executive Perquisites. We offer our executives very few perquisites that are not generally available to all employees – reimbursement of certain club memberships, tax and financial planning costs, and an annual executive physical.
•	No Income Tax Gross-Ups. We do not pay tax gross-ups on any perquisites.
•	Clawback Policy. Given that a significant portion of each named executive’s compensation is incentive-based, the compensation committee has adopted a compensation recovery, or “clawback,” policy applicable to cash and equity incentive compensation, which permits the company to recoup such payments in certain situations if the financial statements covering the reporting period to which such compensation relates must be restated.
•	Company Matching Retirement Contributions Suspended Effective January 1, 2018. Our executives are eligible to participate in our defined contribution retirement plan (our 401(k) Savings Plan) that is generally available to all U.S. employees in addition to our Supplemental Savings Plan (the “SSP”), which allows them to defer additional compensation in excess of certain limits on qualified retirement plan contributions. Although, in prior years, the company has made matching contributions to these plans, the board, in support of our cost-containment efforts, approved suspending all such contributions to these plans effective January 1, 2018.
•	SERP Suspended Effective January 1, 2018. We sponsor a Supplemental Executive Retirement Plan (the “SERP”), which has been closed to new participants since 2010. Only two of our named executives are current SERP participants (Messrs. Fanning and Lundstrom). In addition to suspending the matching contributions to our 401(k) Savings Plan and SSP, the board approved suspending any additional benefit accruals under the SERP effective January 1, 2018.
•	Robust Stock Ownership Guidelines Applicable to Directors and Officers. Each director and officer is required to acquire and hold significant positions in company stock by the later of August 1, 2022 or the fifth anniversary of his or her appointment – five times annual retainer or base salary for directors and our chief executive officer and three times base salary for our other named executives.

Process of Setting Compensation

Our board of directors has delegated to the committee the primary responsibility for overseeing our executive compensation program. The committee annually reviews and sets the compensation for our executive officers, reporting to the full board on all compensation matters regarding our executives and other key management employees. For more information about the committee’s responsibilities, see “Composition and Role of Board Committees – Compensation Committee.”

Role of the Chief Executive Officer. Our CEO makes recommendations to the committee with respect to salary, short-term incentive (bonus), and long-term incentive awards for all executive officers other than himself. He develops those recommendations based on competitive market information generated by the committee’s compensation consultant, the company’s compensation strategy, his assessment of individual performance, and the experience level of the particular executive. After discussing those recommendations with the CEO, its consultant, and amongst themselves, the committee makes the final decisions on executive compensation.

Evaluating the Chief Executive Officer’s Compensation. At the beginning of each fiscal year, the CEO presents the committee with a proposed list of objectives against which to measure his performance during that year. The committee reviews these objectives with the CEO and then meets in executive session to further review, revise, and approve a final list of performance objectives for the CEO for the year. In evaluating the CEO’s compensation, the committee reviews the competitive market information provided by its compensation consultant and bases its decisions regarding his compensation on our overall compensation strategy, the CEO’s self-assessment, and the committee’s independent assessment of his performance, using the objectives that the committee established at the beginning of the year as one point of analysis. These deliberations are done in executive session so that the CEO is not present when the committee makes its determinations regarding his compensation.

Role of Compensation Consultant. Our committee has sole authority over the selection, use, compensation and retention of any compensation consultant engaged to assist the committee in discharging its responsibilities. Meridian Compensation Partners, LLC (Meridian) serves as the committee’s primary consultant. The committee’s primary consultant also surveys director compensation upon the request of the nominating and corporate governance committee, which is responsible for reviewing director compensation. Meridian provides no other services to, nor has any other relationship with, our company. As required by SEC rules, the committee has assessed Meridian’s independence with respect to all six independence factors and concluded that Meridian’s work has not raised any conflicts of interest.

Meridian provides us with an analysis of competitive compensation market data for the committee to review and consider as part of its annual compensation determination process. This analysis is based on proxy-disclosed compensation information for our defined peer group of companies, which, for 2018, consists of 18 similarly-sized energy service industry companies, as discussed in greater detail below.

Peer Group. In consultation with Meridian, the committee reviews and approves our peer group annually, paying particular attention to mergers, acquisitions, and bankruptcies, each of which may make a peer company more or less aligned to our business. In making its determinations regarding fiscal 2018 compensation, the committee reviewed detailed performance and compensation data on the companies in our peer group.

In November 2017, the committee approved certain changes to our peer group based on recommendations from Meridian. Specifically, a total of three companies were removed from the peer group. One peer company, Atwood Oceanics, was removed because it had been acquired (by Ensco plc in October 2017). A second company, McDermott International, was removed because its revenues were now over 4.5x times our revenues while the third company, Helmerich & Payne, was removed because it was the largest driller in our peer group based on revenues and its market capitalization was substantially higher than ours. To ensure our peer group remained sufficiently robust, the committee approved the addition of three new peer companies – Newpark Resources, Inc., Frank’s International NV, and PHI, Inc. – whose revenues and market capitalization were in greater alignment with our company at that point in time, just a few months after our restructuring. In addition, the committee approved substituting SEACOR Marine Holdings, Inc. for peer company SEACOR Holdings, Inc., as the former had spun off from the latter in June 2017.

Following these adjustments, our peer group consisted of the following 18 companies:

Archrock, Inc.	*Helix Energy Solutions Group, Inc.	*Oil States International Inc.
*Bristow Group Inc.	*Hornbeck Offshore Services, Inc.	PHI, Inc.
Diamond Offshore Drilling, Inc.	Kirby Corporation	Precision Drilling Corporation
*Dril-Quip Inc.	Newpark Resources, Inc.	Rowan Companies plc
Frank’s International N.V.	Noble Corporation plc	SEACOR Marine Holdings Inc.
*GulfMark Offshore, Inc.	Oceaneering International Inc.	Superior Energy Services Inc.

In determining the compensation arrangements for Mr. Rynd, who joined us as president and CEO on March 5, 2018, the committee consulted a comparative pay analysis prepared by Meridian that focused on a smaller subset of our peer group, consisting of the asterisked companies above plus two former peer companies (Atwood Oceanics, Inc. and, given that there was not yet any publicly-available compensation data for SEACOR Marine Holdings, Inc., SEACOR Holdings Inc.).

Consideration of Prior Say-on-Pay Vote Results. Since 2011, our board’s policy has been to hold say-on-pay votes at each annual meeting of stockholders, consistent with the board’s voting recommendation on, and the actual results for, each of the two advisory votes on the frequency of future say-on-pay votes that we have held. The most recent such vote was in 2018 and more than 99% of voting shares were cast in favor of continuing to hold annual say-on-pay votes. Our next advisory vote on the frequency of future say-on-pay votes will be held at our 2024 annual meeting of stockholders.

At our 2018 annual meeting, our stockholders overwhelmingly approved our executive compensation, with more than 95% of voting shares cast in favor of the say-on-pay resolution at that meeting. The result of the most recent say-on-pay vote is an important point of reference for the committee as it makes executive compensation decisions for a given year. In addition, we regularly engage with stockholders and welcome their feedback on our pay programs throughout the year.

Compensation Components

As noted previously, the three core components of our executive compensation program are base salary, a short-term cash incentive, and long-term incentive awards. Given the changes in executive leadership that occurred during 2018, some of the committee’s compensation decisions were memorialized in individual compensation agreements. These include an employment agreement with our new CEO, Mr. Rynd; a separation agreement with our outgoing CFO, Mr. Fanning; and an employment agreement with Mr. Kneen that was assumed as a result of the business combination and which has been amended and restated to reflect his new role as CFO of the combined company. This section discusses each of these compensation elements and arrangements as well as the change of control protections, retirement benefits, and limited perquisites provided to our named executives during fiscal 2018.

Base Salary. In prior years, the committee’s practice has been to review and determine salary levels for named executives prior to the beginning of each fiscal year. Our base salary determinations are based on a variety of factors, including individual performance, market salary levels, our company’s overall financial condition, and industry conditions.

For those named executives who were employed by us both before and after the restructuring (namely, Messrs. Fanning, Gorski, and Lundstrom, our “legacy named executives”), their salaries were unchanged from April 2014 through December 2017. Those salaries were as follows: Mr. Fanning, $395,000; Mr. Gorski, $380,500; and Mr. Lundstrom, $386,300. Effective January 1, 2018, in support of the company’s overall cost-cutting efforts, the committee approved an across-the-board decrease in base salary for our officers, including each of the legacy named executives. Specifically, the committee approved a 15% decrease in the annual base salary of each of Messrs. Fanning, Gorski, and Lundstrom, resulting in a new annual base salary of $335,750 for Mr. Fanning, $323,425 for Mr. Gorski, and $328,355 for Mr. Lundstrom.

With respect to Mr. Rigdon, who was also serving as an executive officer on January 1, 2018, he and the committee agreed to amend his employment agreement in order to decrease his annual base salary from $240,000 to $150,000. This decrease represents a 15% reduction in Mr. Rigdon’s overall base compensation, considering both his base salary plus the grant date value of the time-based RSUs that were awarded to him in 2017 at the beginning of his interim service.

When he joined the company as president and CEO in March 2018, we entered into an employment agreement with Mr. Rynd. Mr. Rynd’s employment agreement provides for an initial base salary of $705,000, which may be increased but not decreased during the term except with Mr. Rynd’s written consent. However, given the 15% reduction in officer base salaries that had just been implemented as discussed above, we entered into a side letter with Mr. Rynd, which provided that from his first day as an executive officer, his base salary will also be reduced by 15% until such time as the salary reduction is lifted for other executives. As a result of the side letter, Mr. Rynd’s base salary is $600,000. For more information on our employment agreement with Mr. Rynd, please see the section entitled “Employment Agreement with Mr. Rynd.”

As a result of the business combination, Mr. Kneen, who had previously served as president, CEO, and a director of GulfMark, became an employee of one of our subsidiaries and we assumed his existing employment agreement. That agreement provided for a base salary of $510,000. Following the business combination, Mr. Kneen was appointed as our Executive Vice President and CFO in November 2018, and we renegotiated his prior agreement to reflect his new role and responsibilities. Under his amended agreement, which became effective on December 28, 2018, Mr. Kneen receives an annual base salary of $350,000, which is in better alignment with the base salaries of our other executive vice presidents. For more information on our amended agreement with Mr. Kneen, please see the section entitled “Employment Agreement with Mr. Kneen.”

Short-Term Cash Incentive Compensation. Our short-term or annual cash incentive (“STI”) program is one key component of our executive compensation program.

General Structure of the Program. Our typical practice is to pay short-term cash incentives to our named executives for the purpose of rewarding both company and individual performance during a given year. In recent years, the company’s STI program for executive officers has included the following performance metrics:

•	cash flow from operations (“CFFO”), defined as net cash provided by operating activities as reported in our consolidated statements of cash flows;
•	a safety performance component, which depends upon our achievement of a pre-established goal for the period, such as lost-time accidents or our TRIR results; and
•	a discretionary component, based on the committee’s subjective assessment of the individual executive’s performance during the period.

CFFO is one of our most important shorter-term company strategic objectives. We believe that CFFO is a core measure of the company’s performance and our focus on CFFO is intended, among other things, to incentivize management to focus on key cash flow initiatives, including timely collection of accounts receivable balances and working down the net working capital balance due to the company that has been generated by our Angolan operations. CFFO is also important for long-term stockholder value creation in that it keeps management focused on the ability to fund growth through operations in an effort to manage debt levels.

We include a safety performance component in our STI program to reinforce our commitment to continue to be an industry leader in safety. We believe that a safe work environment helps us to attract and retain a more experienced work force and gives us a competitive advantage among our peers, both in retaining existing business and when bidding for new work. In addition, a strong safety record helps us to minimize our insurance and loss costs and the overall cost of doing business.

The inclusion of a discretionary individual performance component in our typical STI program ensures that our committee can take into account the individual performance of our executives that is not readily evident in, or translatable from, financial results for a given quarter or year.

The committee’s practice has been to approve the executive STI program during the first quarter of our fiscal year. In approving the plan, the committee approves the company performance metrics, the specific performance levels for each metric, and the target award for each named executive, which is expressed as a percentage of the executive’s base salary.

2018 STI Program Design. In March 2018, the committee approved the fiscal 2018 STI program. Each of the named executives (except for Mr. Kneen, who joined the company in late 2018) was designated as a participant in the program. However, Mr. Rigdon’s interim service had ended at the time the committee adopted the program. Therefore, as described in greater detail below, the committee approved an early pro rata STI payout for him based on actual performance through his last date of service.

Unlike in prior years, when each of the individual metrics was weighted and evaluated separately, the overall initial funding of the 2018 STI program depends upon the Company’s CFFO performance as measured against specific CFFO targets for the year. Once the Company’s CFFO performance is determined, the actual payout for each participant is determined based on two additional metrics – the company’s safety performance during the year (representing 25% of the target award) and the participant’s individual performance as measured against specific performance goals (representing 75% of the target award). For each participating named executive, the committee approved both his individual performance goals (at the beginning of the year) and the degree of performance achieved against those individual goals (following the end of the year).

Payout on the safety portion may range from 0-100% of the target safety component, depending upon both CFFO and safety performance, while payout on the individual performance component may range from 0-125%, depending on both CFFO and an assessment of individual performance. Therefore, the maximum a participant may earn under the fiscal 2018 STI program is 118.75% of his or her target award.

The following chart shows the target award for each participating named executive, expressed as a percentage of his base salary, as well as the dollar amount of the target award he was eligible to receive under the STI program for fiscal 2018:

Named Executive	Base Salary (adjusted for service period) ($)	Target Award as % of Salary (%)	Target Award ($)
John T. Rynd(1)	498,082	100%	498,082
Quinn P. Fanning	335,750	95%	318,963
Jeffrey A. Gorski	323,425	95%	307,254
Bruce D. Lundstrom	328,355	95%	311,937
(1)	Mr. Rynd’s target award was prorated based on the base salary paid to him during the fiscal year.

As noted above, at the time that it set the above targets, the committee approved a pro-rata bonus of $98,711 for fiscal 2018 to Mr. Rigdon, who served as interim president and CEO until March 5, 2018. This bonus, which was paid to Mr. Rigdon within a few days of the committee’s approval, represented the portion of the target award for which he would have been eligible under the 2018 STI plan during the time period in fiscal 2018 in which he served as interim president and CEO, adjusted for safety performance during the same period. Because Mr. Kneen joined us in late 2018 following the business combination, he did not participate in the 2018 STI program but will participate in the 2019 STI program.

Calculation of 2018 STI Payout.

CFFO. As noted previously, the 2018 STI plan was funded by the company’s achievement of a specific CFFO target. Based on the 2018 company budget, the committee approved an initial CFFO target of $(42.0) million. If actual CFFO, adjusted for bankruptcy-related professional services costs and other restructuring costs, was better than $(42.0) million, the pool would be funded at 100%. Subsequent to the approval of the 2018 company budget and the STI plan, the committee determined to increase the target from $(42.0) million to $(33.0) million based on an adjustment of certain budgeted costs from operating activities to financing activities. The committee and management agreed to take this action in order to neutralize the effect of the adjustment on the STI plan and maintain the intended rigor of the target. If the company’s actual CFFO equaled or was an improvement on this target, each participant would be eligible to receive 100% of his or her target bonus, depending on the additional assessment of safety and individual performance. For CFFO of $(43.5) million, each participant could receive 50% of the target bonus and for CFFO of $(47.7) million, the participant could receive 25% of the target bonus, in each case, dependent on the additional safety and individual performance assessments. If CFFO failed to reach $(47.7) million, no payout could be earned. Results falling in between the stated targets would result in a proportionately scaled payout.

As reported in our consolidated statements of cash flows, our CFFO for 2018 was $3.9 million, or $36.9 million better than the target of $(33.0) million. Based on this result, the plan was 100% funded prior to the second step, assessments of company safety (25%) and individual (75%) performance.

Safety. For each participant, the portion of his or her target award (25%) allocated to safety represents the maximum the participant could earn, with downward adjustments made if more than one lost time accident (LTA) has occurred (20%). For any additional LTAs, the bonus would be reduced by an additional 20%. The company had a total of two LTAs in 2018, which reduced the safety bonus payout to 80% of the target.

Individual Performance. For each participant, 75% of his or her target award is based on an individual performance assessment. This is a discretionary component of the STI program based on the committee’s assessment of the individual executive’s performance during the year. Each participant had the ability to achieve a maximum individual performance payout of 125%. For 2018, the CEO assessed the individual performance of each of the other participating named executives and reported his assessments to the committee. After reviewing and discussing these assessments among themselves and with the CEO, the committee approved the individual performance payouts for these named executives at the level recommended by the CEO. The committee then met in executive session to conduct its own assessment of the CEO’s individual performance during 2018. As detailed in the table below, individual performance payouts for each named executive ranged between 95% to 100% of the executive’s target award.

The following chart details the actual payouts under the 2018 STI plan.

Fiscal 2018 STI Plan Payouts(1)
Named Executive	Target Award ($)	Safety (25% of Target) Earned(2) ($)	Individual Performance (75% of Target)		Total STI Award Earned ($)	STI Award Earned as a % of Target Award
			Earned (%)	Earned ($)
John T. Rynd(3)	498,082	99,616	100%	373,562	473,178	95%
Quinn P. Fanning(4)	318,963	63,792	100%	239,222	303,014	95%
Jeffrey A. Gorski	307,254	61,451	95%	218,918	280,369	91%
Bruce D. Lundstrom	311,937	62,387	95%	222,255	284,642	91%
(1)	As an initial step, the plan pool was funded at 100% due to the achievement of the CFFO target.
(2)	Payout on safety component was reduced by 20% for two LTAs.
(3)	Mr. Rynd’s target award was prorated based on the base salary paid to him during the fiscal year.
(4)	Mr. Fanning’s individual performance percentage of 100% was memorialized in his separation agreement.

Long-Term Incentive Compensation. The company maintains two long-term incentive (“LTI”) plans, the Tidewater Inc. 2017 Stock Incentive Plan (the “2017 Plan”), which became effective as a result of the restructuring, and the Tidewater Inc. Legacy GLF Management Incentive Plan (the “Legacy GLF Plan”), which was originally adopted by GulfMark but was assumed and converted by us in the business combination.

Prior to the restructuring, our committee would typically make annual LTI grants to our named executives in the form of equity or equity-based awards, generally using a multiple of each executive’s base salary to determine the overall grant size. However, we have not implemented an annual LTI program for executives since the restructuring given that our legacy named executives received sizeable emergence grants just after the restructuring in the form of time-based RSUs. These emergence grants, which were granted in exchange for the officer’s waiver of certain contractual rights, were designed to retain the critical executive talent necessary to move the company forward in the immediate aftermath of the restructuring and were intended to provide a strong incentive for those officers to create sustainable long-term value for shareholders.

The emergence grants, which were granted on August 18, 2017, vest in equal installments on each of the first three anniversaries of the date of grant, subject to the recipient’s continued employment. However, each emergence grant will vest in full upon an involuntary termination of employment without “cause” or a voluntary resignation with “good reason” (each as defined in the 2017 Plan). The emergence grants are also subject to certain restrictive covenants, including a customary covenant not to disclose confidential company information, a one-year post-employment covenant not to compete, and a two-year post-employment covenant not to solicit employees away from the company.

As noted above, the committee did not implement an annual LTI program for 2018 for our named executives. Given a variety of factors, including the recent changes in our executive leadership, the fact that the second of three tranches of the emergence grants will vest in 2019, and the considerable increase in size and complexity of our company and operations as a result of the business combination, the committee has begun the process of considering how best to implement an annual LTI program for executive officers on an ongoing basis.

However, we did make an initial LTI grant to each of the two executive officers who was newly appointed in 2018 (Messrs. Rynd and Kneen).

As provided in his employment agreement, Mr. Rynd received an initial LTI grant in the form of restricted stock units with a grant date target value of $2,750,000, 60% of which was performance-based and 40% of which was time-based. Subject to his continued employment for a three-year period, both the time-based and the performance-based RSUs will vest in one installment on March 4, 2021. With respect to the performance-based RSUs, payout will range between 0-200%, depending on the level of operating cash flow generated by the company during fiscal years 2018 and 2019. The following table reflects the operating cash flow targets approved by the committee at grant:

Performance Level	Operating Cash Flow	Share Payout as a % of RSU Award
Maximum	≥ $ 52 million	200%
Target	$32 million	100%
Threshold	$22 million	50%
Below Threshold	< $ 22 million	0%

The number of shares earned will be prorated if our actual performance falls between any two performance levels. At performance below the threshold, all performance-based RSUs will be forfeited.

However, the committee is currently considering adjustments to these operating cash flow targets to reflect the impact of our business combination with GulfMark. Similar to the midyear adjustment that the committee made to the CFFO targets in the 2018 STI plan, the committee’s goal is to maintain the intended rigor of the performance target.

In the event that Mr. Rynd dies, his employment terminates due to disability, we terminate his employment without “cause,” he terminates his employment for “good reason,” or a “change of control” occurs (as those terms are defined in his agreement), the vesting of any unvested portion of his initial LTI grant will accelerate, with performance deemed to have been achieved at the target performance level for the performance-based portion.

With respect to Mr. Kneen, in renegotiating his employment agreement, the committee was mindful of the fact that under his prior agreement, Mr. Kneen could have “good reason” to terminate his employment following the business combination and receive a substantial severance payment (approximately $1,050,000). In order to incentivize Mr. Kneen to accept continued employment with us on substantially revised terms, the committee granted him an initial LTI award, consisting of time-based RSUs with a grant date value of $1,050,000, which will vest in equal installments over the first three anniversaries of the date of grant. However, if Mr. Kneen dies, his employment terminates due to disability, we terminate his employment without “cause,” or if he terminates his employment with “good reason” (as those terms are defined in his agreement), the vesting of any unvested portion of his initial LTI grant will accelerate.

Retirement Benefits. Our named executives participate in employee benefit plans generally available to all employees. These broad-based plans include a Pension Plan (now frozen and closed to new participants) and a qualified defined contribution retirement plan (the 401(k) Savings Plan). We have frozen the benefits under our Pension Plan for all participants effective December 31, 2010, and there will be no future benefit accruals under that plan. None of our named executives are current participants in the Pension Plan. Since January 1, 2011, qualified retirement benefits have been provided through our 401(k) Savings Plan.

In addition to these broad-based programs, we provide our executives with a non-qualified deferred compensation plan, the Supplemental Savings Plan (the “SSP”), which acts as a supplement to our 401(k) Savings Plan, and a SERP that operates as a supplement to our Pension and 401(k) Savings Plans. Both the SSP and the SERP are designed to provide retirement benefits to our officers that they are precluded from receiving under the underlying qualified plans due to the compensation and benefit limits in the Internal Revenue Code.

The SERP has been closed to new participants since March 1, 2010 and, effective January 1, 2018, the board suspended any additional SERP accruals for existing participants. The only named executives who are current SERP participants are Messrs. Fanning and Lundstrom. Mr. Rigdon, who retired from the company in 2002, is currently receiving payouts under the Pension Plan and SERP based on his prior service and did not accrue any additional benefits for his service as interim president and chief executive officer.

Change of Control Agreements. We have entered into change of control agreements with certain officers, including each of our named executives other than Mr. Rigdon (given his interim status). We continue to offer our executives change of control benefits for several reasons. We believe that offering these protections to our executives and other key personnel is an important part of good corporate governance, as they alleviate individual concerns about the possible involuntary loss of employment and ensure that the interests of our named executives will be materially consistent with the interests of our stockholders when considering corporate transactions. In addition, we believe that these change of control protections preserve morale and productivity and encourage retention in the face of the potential disruptive impact of an actual or potential change of control of our company.

In late 2017, with the assistance of Meridian, the committee conducted a thorough review of our change of control protections, as our existing change of control agreements were set to expire on December 31, 2017. As a result of those efforts, the committee approved a new form of change of control agreement, which accomplished a few key objectives:

•	reduced severance multiples so as to align with current best practices (2x for CEO, 1.5x for executive vice presidents, 1x for any other covered officers);
•	eliminated all legacy tax gross-up obligations; and
•	standardized the form of agreement.

This new form of change of control agreement was effective January 1, 2018. The agreement has an initial term of one year (January 1-December 31, 2018) but is subject to one-year “evergreen” renewal periods unless the company provides written notice to the officer by June 30 of a given year that it does not wish to extend the agreement past its then-current term.

The agreement provides the officer with certain employment protections for a two-year period following a change in control of the company. In addition, if the officer is terminated without “cause” or terminates his own employment with “good reason” during that two-year protected period (as defined in the agreement), he will be entitled to receive certain payments and benefits. Specifically, among other benefits, the officer would be entitled to receive: (1) a cash severance payment equal to a specific multiple (two times for the CEO, one-and-a-half times for any executive vice president, and one time for all other covered officers) of the sum of (a) his base salary in effect at the time of termination and (b) his target bonus; (2) a pro-rata cash bonus for the fiscal year in which the termination occurs; (3) a cash payment equal to any accrued but unpaid bonus for a completed fiscal year; and (4) reimbursement for the cost of insurance and welfare benefits for a specified number of months (24 months for the CEO, 18 months for any executive vice president, and 12 months for all other officers) following termination of employment.

Under the agreement, the officer would not be entitled to any tax gross-ups for excise taxes that may be triggered under Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended. However, the officer would be entitled to receive the “best net” treatment, which means that if the total of all change of control payments due him exceeds the threshold that would trigger the imposition of excise taxes, the officer will either (1) receive all payments and benefits due him and be responsible for paying all such taxes or (2) have his payments and benefits reduced such that imposition of the excise taxes is no longer triggered, depending on which method provides him the better after-tax result.

Other Benefits and Perquisites. We also provide certain limited perquisites to our named executives. For 2018, these perquisites consisted primarily of tax and financial planning services, an executive physical, club dues for one country club membership for each named executive, and lunch club memberships. We do not provide tax gross-ups on any perquisites.

Employment Agreement with Mr. Rigdon. In late 2017, the board appointed Mr. Rigdon, a former executive of the company who had joined our board as an independent director in connection with the restructuring, to serve as president and chief executive officer on an interim basis while it conducted a search for a longer term successor to that role. Mr. Rigdon served in this role for approximately five months, until our appointment of John T. Rynd as president, chief executive officer, and a director in early 2018.

In connection with his interim appointment, we entered into a one-year employment agreement with Mr. Rigdon. This agreement provided for a one-time award of time-based RSUs with a grant date value of $360,000, which was granted in late 2017 and was scheduled to vest in four quarterly installments over a one-year period. In addition, the agreement established Mr. Rigdon’s annual base salary of $240,000, although, for fiscal 2018, his base salary was decreased by mutual agreement to $150,000, given the decreases in base salary for other executive officers that took effect January 1, 2018. The agreement also provided that Mr. Rigdon would participate in our STI Plan, with a target annual bonus opportunity equal to $600,000, prorated for partial years.

Mr. Rigdon’s agreement provided for certain payments and benefits in the event that we terminated his employment without “cause” prior to the first anniversary of his interim executive appointment. Among other things, his agreement defined termination without “cause” to include the appointment of a long term successor to the president and chief executive officer roles. Therefore, our appointment of Mr. Rynd on March 5, 2018 triggered Mr. Rigdon’s rights to certain termination without cause benefits, including (1) a lump sum severance payment equal to the base salary that would have been paid to him through October 15, 2018 had he served through that date and (2) the RSUs granted to him under the agreement vested in full on that date. In addition, Mr. Rigdon received an early pro-rata bonus under the 2018 STI Plan, representing the portion of the target award for which he would have been eligible under the STI Program during the time period in fiscal 2018 (January 1, 2018 to March 4, 2018) in which he served as interim president and CEO, adjusted for safety performance during the same period.

Employment Agreement with Mr. Rynd. As noted previously, Mr. Rynd was appointed as our president, chief executive officer, and a director effective March 5, 2018. We entered into an employment agreement with him as well as a side letter that established his initial base salary. His employment agreement has a three-year term (through March 5, 2021) but is subject to one-year “evergreen” renewal periods unless the company provides written notice at least 60 days prior to the expiration date that it does not wish to extend the agreement past its then-current term.

The agreement provides for an initial base salary of $705,000, which may be increased but not decreased during the term except with Mr. Rynd’s written consent. However, given that we reduced base salaries for certain executive officers by 15% effective January 1, 2018 as part of our cost containment measures, we entered into a side letter with Mr. Rynd, which provided that from his first day as an executive officer, his base salary will also be reduced by 15% until such time as the salary reduction is lifted for other executives. As a result of the side letter, Mr. Rynd’s starting base salary is $600,000.

The agreement establishes Mr. Rynd’s target award opportunity in the STI program at 100% of base salary, pro-rated for partial year service. In addition, as contemplated by the agreement, he received an initial LTI grant with a grant date target value of $2,750,000. Of this amount, 40% was granted to Mr. Rynd as time-based RSUs that vest in one installment on March 4, 2021. The remaining 60% of his initial LTI grant consists of performance-based RSUs that will also vest on March 4, 2021, but with the number of shares vesting ranging between 0-200% of the number of RSUs granted, depending on the level of operating cash flow generated by the company during fiscal years 2018 and 2019.

In the event of Mr. Rynd’s death or termination due to disability during the term of the agreement, Mr. Rynd would be entitled to receive a pro-rata STI award for the year of termination based on actual performance and all of his outstanding unvested equity awards would accelerate, with performance deemed to have been achieved at target performance levels for any performance-based awards. In the event that we terminate Mr. Rynd’s employment without “cause” or if he terminates his employment with “good reason” during the term, he would be entitled to one year of his then-current base salary and a target bonus for the year of termination, which would be paid to him in equal installments over a twelve-month period after the date of termination. In addition, Mr. Rynd would receive a pro-rata STI award for the year of termination based on actual performance and the vesting of any unvested portion of his initial LTI grant will accelerate, with performance deemed to have been achieved at target performance levels for the performance-based portion.

Our agreement with Mr. Rynd contains certain restrictive covenants that apply to him during and after his employment, including an agreement to not disclose confidential information and, for a two-year period following his termination of employment for any reason, non-competition and non-solicitation agreements. As noted previously, we have also entered into a change of control agreement with Mr. Rynd, on the same terms as described for our new 2018 agreements under “Change of Control Agreements.” If a “change of control” (as defined in the change of control agreement) occurs, then the change of control agreement will govern the terms of Mr. Rynd’s employment and the employment agreement will be of no further force and effect. In addition to the benefits that he would receive under the change of control agreement, the vesting of any unvested portion of his initial LTI grant will accelerate upon a change of control, with performance deemed to have been achieved at target performance levels for the performance-based portion. Although the committee generally disfavors single trigger change of control equity acceleration, the committee made an exception for Mr. Rynd’s initial LTI grant given that, among other factors, no portion of his initial LTI grant is scheduled to vest until the third anniversary of the date of grant.

Amended and Restated Employment Agreement with Mr. Kneen. Prior to the consummation of the business combination, Mr. Kneen served as president, chief executive officer and a director of GulfMark. At its first meeting following the consummation of the business combination, the board appointed Mr. Kneen to succeed Mr. Fanning as our Chief Financial Officer effective November 15, 2018. Since the Committee had not yet had an opportunity to consider Mr. Kneen’s compensation arrangements in light of his new role, he continued to receive the same compensation and benefits, including base salary, that were due to him under his employment agreement with GulfMark, which the company assumed as a result of the business combination (his “prior agreement”).

Following his acceptance of the CFO position, we renegotiated Mr. Kneen’s prior agreement, including a reduction in his base salary from $510,000 to $350,000, effective December 28, 2018, to bring his base salary more in line with the base salaries of our other executive vice presidents (the “amended agreement”). As provided in the amended agreement, effective January 1, 2019, Mr. Kneen will participate in the STI program with an annual target opportunity of 95% of base salary (the same level as his peer executives) and will be eligible to participate in any LTI program for executive officers.

Although Mr. Kneen’s prior agreement was an “evergreen” agreement with an auto-renewal feature, his amended agreement now has a fixed term of three years. At the end of the term, the amended agreement will no longer be in effect although Mr. Kneen’s employment may continue at will. Although Mr. Rynd, our CEO, was provided an “evergreen” employment agreement upon his appointment, the committee decided that allowing Mr. Kneen’s amended agreement to sunset after three years would put him on more equal footing with his peer executive vice presidents, none of whom currently have written employment agreements.

Several of these changes to Mr. Kneen’s employment conditions (including the change in his title and reporting relationship) could have constituted “good reason” for him to terminate employment under the terms and conditions of his prior employment agreement. Specifically, had Mr. Kneen elected to terminate his employment for “good reason” (or had the company elected to terminate his employment without “cause”), he would have been entitled to receive severance benefits with a total value of approximately $1,050,000. In order to secure Mr. Kneen’s continued employment under the revised agreement, the committee awarded him an initial LTI grant of time-based RSUs with a grant date value of $1,050,000, which will vest in equal installments over the first three anniversaries of the date of grant. In addition, Mr. Kneen’s legacy GulfMark RSUs, which were assumed and converted by us in the business combination (his “converted RSUs”) will remain outstanding subject to their original vesting schedule.

In the event of Mr. Kneen’s death or termination due to disability during the term of the amended agreement, Mr. Kneen would be entitled to receive a pro-rata STI award for the year of termination based on actual performance and the vesting of any unvested portion of his initial LTI grant and his converted RSUs would accelerate. In addition, if Mr. Kneen’s employment is terminated by the company without “cause” or if he terminates his employment with “good reason” during the term of his amended agreement then, subject to his execution and non-revocation of a general release of claims against the company, Mr. Kneen will be entitled to receive certain payments and benefits. Specifically, in such event, Mr. Kneen would be entitled to receive a lump sum cash severance equal to 24 months’ of then-current base salary, a lump sum cash payment equal to the total premiums that Mr. Kneen would have been required to pay for 12 months’ of continuation coverage under the Company’s health plans, and would remain eligible to receive a pro rata bonus under the STI program for the year of termination based on actual performance. In addition, any unvested portion of his initial LTI grant and his converted RSUs would automatically vest in full.

Mr. Kneen’s amended agreement contains certain restrictive covenants that apply during and after his employment, including an agreement to not disclose confidential information and, for a one-year period following his termination of employment for any reason, non-competition and non-solicitation agreements. As noted previously, we have also entered into a change of control agreement with Mr. Kneen, on the same terms as described for our new 2018 agreements under “Change of Control Agreements.” If a “change of control” (as defined in the change of control agreement) occurs, then the change of control agreement will govern the terms of Mr. Kneen’s employment and his amended agreement will be of no further force and effect.

Separation Agreement with Mr. Fanning. As previously announced, on November 15, 2018, shortly after the consummation of the business combination, Mr. Fanning stepped down from his position as our Chief Financial Officer but agreed to remain employed with us for an additional period of time in order to ensure an orderly transition.

On December 28, 2018, we entered into a separation agreement with Mr. Fanning, which provided that he would continue to be employed by the Company through February 28, 2019 or such earlier date as determined by us. Mr. Fanning would continue to receive his current base salary through February 28, 2019 and he remained eligible to receive a bonus under the 2018 STI program for the full year, with his individual performance assessed at 100%.

Under the separation agreement, in addition to any termination-related payments and benefits to which he is entitled under previously-disclosed compensation arrangements (including the SERP), Mr. Fanning is entitled to receive certain additional payments and benefits following his last day of employment. Specifically, Mr. Fanning will receive a cash severance payment equal to 120 days of current base salary, to be paid within 30 days of his termination date and we will pay the full monthly premium for continued health insurance coverage for Mr. Fanning and his dependents until they are eligible for health insurance coverage under another employer’s plan, not to exceed a maximum of 18 months. In addition, we agreed to pay Mr. Fanning’s legal fees incurred in connection with his review and negotiation of the separation agreement ($12,630). Further, as provided in the incentive agreement that we entered into with Mr. Fanning on August 18, 2017 (the “Fanning RSU Agreement”) the vesting of all outstanding, unvested RSUs granted will accelerate as of the termination date.

Mr. Fanning’s separation agreement also provides for the waiver of certain claims and confirms the continued enforceability of certain restrictive covenants memorialized in the Fanning RSU agreement, including an agreement not to disclose confidential information and a two-year agreement not to solicit any Company employees or service providers. However, the separation agreement does provide for a conditional waiver of the Fanning RSU Agreement’s covenant not to compete, effective as of his termination date.

Compensation and Equity Ownership Policies

Clawback Policy. Under our Executive Compensation Recovery Policy, we may recover cash and equity incentive compensation awarded if the compensation was based on the achievement of financial results that were the subject of a subsequent restatement of our financial statements if the executive officer engaged in intentional misconduct that caused the need for a restatement and the effect was to increase the amount of the incentive compensation.

Stock Ownership Guidelines. Under our stock ownership guidelines, our officers are required to hold the following amounts of company stock within five years of becoming an officer:

•	5x salary for the chief executive officer;
•	3x salary for the chief operating officer, chief financial officer, and executive vice presidents; and
•	2x salary for all other officers.

If an officer’s ownership requirement increases because of a change in title or if a new officer is added, a five-year period to achieve the incremental requirement begins in January following the year of the title change or addition as an officer. For our executives, the guidelines specify that time-based equity awards count as shares of company stock but performance-based awards do not. Each of our executives, like the members of our board, has until the later of August 1, 2022 or the fifth anniversary of his or her appointment to come into compliance with these guidelines.

Prohibition on Hedging and Pledging Transactions. Each of our named executives is subject to our Policy Statement on Insider Trading, an internal company policy adopted by our board. This policy includes a blanket prohibition on engaging in certain forms of hedging or monetization transactions, such as prepaid variable forward contracts, equity swaps, collars, and exchange funds with respect to our securities, regardless of whether those securities were received as compensation. This prohibition applies to all company insiders (including our directors and our named executives) as well as all of our other employees. In addition, the policy includes a blanket prohibition on insiders pledging company securities as collateral for a loan or any other purpose.

Compensation Committee Interlocks and Insider Participation

The current members of our compensation committee are Messrs. Newman, Bates, and Carr, none of whom have been an officer or employee of our company or any of our subsidiaries. No executive officer of our company served in the last fiscal year as a director or member of the compensation committee of another entity one of whose executive officers served as a member of our board or on our compensation committee.

Compensation Committee Report

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based upon this review and discussion, the committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee:

Steven L. Newman, Chairman Thomas R. Bates, Jr. Alan J. Carr

FISCAL 2018 SUMMARY COMPENSATION TABLE

The following table summarizes the compensation paid to each of our named executives in all capacities in which they served for each of fiscal 2018, the nine-month transition period from April 1, 2017 to December 31, 2017 (“TP 2017”), and the two prior fiscal years (2016 and 2017).

Name and Principal Position	Fiscal Year(1)	Salary ($)	Bonus ($)	Stock Awards(2) ($)	Option Awards ($)	Non-Equity Incentive Plan Compen- sation(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compen- sation(5) ($)	Total ($)
John T. Rynd(6) President and Chief Executive Officer	2018	498,082	—	2,750,041	—	473,178	—	6,723	3,728,024
Larry T. Rigdon(7) Current Outside Director and Former Interim President and Chief Executive Officer	2018	25,891	—	129,459	—	98,711	—	132,281	386,341
	TP 2017	50,000	31,250	528,768	—	50,000	—	13,182	673,200
Quintin V. Kneen(8) Executive Vice President and Chief Financial Officer	2018	62,521	—	1,060,005	—	—	—	—	1,122,526
Quinn P. Fanning(9) Former Executive Vice President and Chief Financial Officer	2018	335,750	—	—	—	303,014	—	149,922	788,686
	TP 2017	296,250	300,000	4,693,939	—	73,174	501,466	20,674	5,885,503
	2017	395,000	375,050	—	—	285,190	405,514	43,660	1,504,414
	2016	395,000	91,936	625,287	187,655	376,798	237,325	41,072	1,955,073
Jeffrey A. Gorski Executive Vice President and Chief Operating Officer	2018	323,425	—	—	—	280,369	—	10,570	614,364
	TP 2017	285,375	287,500	4,693,939		70,488	—	45,934	5,383,236
	2017	380,500	359,795	—	—	274,721	—	70,651	1,085,667
	2016	380,500	85,850	625,287	187,655	362,967	—	61,879	1,704,138
Bruce D. Lundstrom Executive Vice President, General Counsel, and Secretary	2018	328,355	—	—	—	284,642	—	975	613,972
	TP 2017	289,725	300,000	4,693,939	—	71,562	516,694	12,340	5,884,260
	2017	386,300	373,397	—	—	278,909	424,750	18,939	1,482,295
	2016	386,300	89,911	541,911	162,635	368,500	240,778	19,164	1,809,199
(1)	The company changed its fiscal year end from March 31 to December 31, beginning December 31, 2017. Therefore, four time periods are covered in this chart – three twelve-month fiscal years (2018, 2017, and 2016) and an intervening nine-month transition period (TP 2017).
(2)	For 2018, this figure represents the grant date value of RSU grants made to certain named executives. For more information regarding the equity awards granted during fiscal 2018, please see the next table (“Fiscal 2018 Grants of Plan-Based Awards”). Messrs. Fanning, Gorski, and Lundstrom did not receive equity grants in fiscal 2018 given that each had received an emergence grant of RSUs in August 2017 following our restructuring. For awards granted during 2018, we value both time-based and performance-based RSUs based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 at the closing sale price per share of our common stock on the date of grant. For information regarding the assumptions made by us in valuing our RSU awards, please see Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018. Any equity awards that were granted to our legacy named executives prior to, but were unvested as of, July 31, 2017 (the effective date of our restructuring) were cancelled for no value on such date as a result of the restructuring.
(3)	Represents bonuses actually paid to certain named executives under fiscal 2018 STI program. For more information on this program, see “Short-term Incentive Compensation.” Since his interim service ended prior to adoption of the program, Mr. Rigdon received an early pro-rata bonus based on the portion of his target award for which he would have been eligible during the time period he served, adjusted for safety performance during the same period. Mr. Kneen, who joined the company following the business combination on November 15, 2018, did not participate in the 2018 STI Plan but will participate in the fiscal 2019 STI Plan.
(4)	Reflects the change from the prior fiscal year in the actuarial present value of the named executive’s accumulated benefit under our non-qualified SERP, which has been closed to new participants since 2010. Although the actuarial present value of these accumulated benefits has increased significantly during the earliest fiscal periods reported in the table, there were no changes to the benefits provided under the SERP during these periods except that, effective January 1, 2018, legacy participants will not accrue any additional SERP benefits. Messrs. Fanning and Lundstrom are the only named executives who currently participate in the SERP and the actuarial present value of each’s benefit actually decreased during 2018 (in accordance with SEC disclosure rules, the change is reported above as “0”). As described in note 7, Mr. Rigdon currently receives installment payments under the SERP based on his prior service as an executive but did not accrue any additional benefits for his five months of service as interim president and chief executive officer.

(5)	The following chart provides a breakdown of the amounts included in each named executive’s “All Other Compensation” column for fiscal 2018:
Name	Director Fees(7) ($)	Severance Payment(7),(9) ($)	Perquisites ($)	Total, All Other Compensation ($)
Mr. Rynd	—	—	6,723	6,723
Mr. Rigdon	39,446	92,672	163	132,281
Mr. Kneen	—	—	—	—
Mr. Fanning	—	140,823	9,099	149,922
Mr. Gorski	—	—	10,570	10,570
Mr. Lundstrom	—	—	975	975

In prior years, the company has made matching contributions for individuals participating in the 401(k) Savings Plan and Supplemental Savings Plan. However, all such contributions were suspended effective January 1, 2018 and therefore there were no such contributions during fiscal 2018. The fiscal 2018 “Perquisites” figures reported above include the following: financial planning and income tax preparation (for Messrs. Fanning and Gorski), the cost of company-paid parking (for all NEOs except Mr. Kneen), and certain club memberships (for Messrs. Rynd, Fanning, and Gorski). We do not reimburse any executive for tax liability incurred in connection with any perquisite.

(6)	Mr. Rynd was appointed president, chief executive officer, and a director effective March 5, 2018. The base salary reported above for Mr. Rynd represents the salary paid to him during the portion of the year he was employed.
(7)	Mr. Rigdon, a former Tidewater executive who retired from our company in 2002, was appointed as one of six independent directors effective July 31, 2017, immediately following our restructuring. Mr. Rigdon was appointed as interim president and chief executive officer on October 16, 2017, serving in that role for approximately five months until the board appointed John T. Rynd as our president, chief executive officer, and a director effective March 5, 2018. While he served as interim president and chief executive officer, Mr. Rigdon’s compensation was governed by an employment agreement that we entered into with him. Under this agreement, Mr. Rigdon received certain payments and benefits upon the appointment of his full-time successor. Specifically, the vesting of Mr. Rigdon’s equity award accelerated and the company paid him a pro rata bonus for fiscal 2018 (reported in the “Non-Equity Incentive Compensation” column) plus a lump sum severance payment equal to the amount of salary that he would have earned if he had been employed with us for a full year (reported in the “All Other Compensation” column). Once he stepped down from the interim executive role, Mr. Rigdon resumed participation in our compensation program for outside directors (earning pro-rated cash director fees, reported in the “All Other Compensation” column, and receiving a time-based RSU award of 3,771 shares, reported in the “Stock Awards” column). For more information on our director compensation program, please see the section entitled, “Director Compensation.” Based on his original service as a company executive (which ended in 2002), Mr. Rigdon is currently receiving installment payments under our Pension Plan and the SERP. Mr. Rigdon did not accrue any additional benefits under either plan for his service as interim president and chief executive officer although he continues to receive installment payments under those plans based on his prior service. Mr. Rigdon received a total of $127,670 in Pension Plan payments, SERP payments, and life insurance benefits during fiscal 2018, which is not included in the above table.
(8)	At its first meeting following the closing of the business combination, the board appointed Mr. Kneen as Executive Vice President and Chief Financial Officer effective November 15, 2018. The base salary reported above for Mr. Kneen represents the salary paid to him for service following the business combination (once he became an employee of the company).
(9)	Mr. Fanning stepped down from the Chief Financial Officer role on November 15, 2018, immediately following the closing of the business combination. In order to facilitate an orderly transition of his duties to Mr. Kneen, Mr. Fanning continued to serve as an officer of the company and certain subsidiaries through February 28, 2019. Mr. Fanning’s employment during this transition period was governed by a separation agreement. Under this separation agreement, following his termination date, Mr. Fanning is entitled to receive certain benefits in addition to any termination-related payments and benefits due him under previously-disclosed compensation arrangements. These additional benefits include the acceleration of all of his outstanding unvested equity awards, a cash severance payment equal to four months’ base salary ($110,384), and the company subsidizing monthly premiums for continuing health insurance coverage for Mr. Fanning and his dependents for up to 18 months (estimated maximum cost of $30,439). In addition, we paid Mr. Fanning’s legal fees incurred in connection with his review and negotiation of the separation agreement (a total of $12,630), which is not included in the above table.

FISCAL 2018 GRANTS OF PLAN-BASED AWARDS

The following table presents additional information regarding all equity and non-equity incentive plan awards granted to our named executives during the fiscal year ended December 31, 2018.

Name and Type of Grant		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units(4) (#)	Grant Date Fair Value of Stock Awards ($)
	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John T. Rynd
Annual Cash Incentive(1)	—	124,521	498,082	591,472
TB RSU Grant(2)	3/5/18				—	—	—	43,376	1,100,016
PB RSU Grant(2)	3/19/18				31,683	63,365	126,730	—	1,650,025
Larry T. Rigdon
Annual Cash Incentive(1)	—	25,977	103,906	123,388
Director RSU Grant(3)	7/31/18				—	—	—	3,771	129,459
Quintin V. Kneen
TB RSU Grant(4)	12/28/18				—	—	—	54,527	1,060,005
Quinn P. Fanning(5)
Annual Cash Incentive(1)	—	79,741	318,963	378,768	—	—	—	—	—
Jeffrey A. Gorski(5)
Annual Cash Incentive(1)	—	76,813	307,254	364,864	—	—	—	—	—
Bruce D. Lundstrom(5)
Annual Cash Incentive(1)	—	77,984	311,937	370,425	—	—	—	—	—
(1)	Each of our named executives (other than Mr. Kneen, who joined the company on November 15, 2018) was eligible to receive an annual cash bonus under our Management Short-Term Incentive Plan based the achievement of certain company and individual performance goals during fiscal 2018 (the “2018 STI Plan”). The amount actually paid to each executive pursuant to the 2018 STI Plan is reflected in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation.” The maximum award that could be earned by each participating named executive was 118.75% of his target award. The target award for each of Messrs. Rynd and Rigdon was pro-rated based on the number of days in the fiscal year in which he was employed by the company.
(2)	As noted previously, Mr. Rynd was appointed president, chief executive officer, and a director effective March 5, 2018. As provided in his employment agreement, Mr. Rynd received an initial LTI award in the form of restricted stock units with a grant date target value of $2,750,000, 60% of which was performance-based and 40% of which was time-based. Subject to his continued employment for a three-year period (excused in certain situations as described in the “Potential Payments upon Termination” section), both the time-based and the performance-based RSUs will vest in one installment on March 4, 2021, with payout on the performance-based portion ranging between 0-200%, depending on the level of operating cash flow generated by the company during fiscal years 2018 and 2019.
(3)	As noted previously, Mr. Rigdon is an outside director who served as interim president and chief executive officer for a five-month period between October 16, 2017 and March 4, 2018. Once he stepped down from this interim role, Mr. Rigdon once again began to receive compensation as an outside director, which included a pro rata annual cash retainer and an equity grant of 3,771 RSUs on July 31, 2018. For additional information on our outside director compensation program, please see the section entitled, “Director Compensation.”
(4)	As noted previously, Mr. Kneen joined the company on November 15, 2018 following the closing of the business combination. Mr. Kneen was party to an employment agreement that was assumed by the company and the parties amended and restated that agreement effective December 28, 2018 to reflect his new employment arrangements. Upon the effectiveness of his amended and restated agreement, Mr. Kneen received an initial LTI grant with a grant date fair value equal to the value of the severance that Mr. Kneen could have received under his prior employment agreement had his employment been terminated by the company “without Cause” or by Mr. Kneen “with Good Reason” following the business combination. This initial LTI grant was in the form of time-based RSUs that will vest in three equal installments on the first three anniversaries of the date of grant, subject to his continued employment through the applicable vesting date (excused in certain situations as described in the “Potential Payments upon Termination” section).
(5)	As described in greater detail in the CD&A, Messrs. Fanning, Gorski, and Lundstrom did not receive any equity incentive awards during fiscal 2018 as each of them received an emergence grant in the form of time-based RSUs in August 2017 following the successful completion of our restructuring.

Salary.   Salaries paid to each named executive for fiscal 2018 accounted for the following percentages of their total annual compensation (not including changes in pension value and nonqualified deferred compensation earnings): Mr. Rynd, 13.4%; Mr. Rigdon, 6.7%; Mr. Kneen, 5.6%; Mr. Fanning, 42.6%; Mr. Gorski, 52.6%; and Mr. Lundstrom, 53.5%.

Non-equity Incentive Plan Compensation.   The amounts reported in the “Non-equity Incentive Plan Compensation” column of the Summary Compensation Table reflect amounts actually paid to our named executives based on company performance for the period under our 2018 STI plan. For more information, please see “CD&A – Compensation Components – Short-term Incentive Compensation.”

Long-Term Incentive Compensation.   The committee did not implement an annual LTI program during 2018, although it did make an initial LTI grant to each of the two individuals who was newly appointed as an executive officer during the year (Messrs. Rynd and Kneen). For information regarding these grants, please see “CD&A – Compensation Components – Long-term Incentive Compensation.”

Employment Agreements.   We had three employment agreements in effect during 2018, one with Mr. Rigdon, who served as interim president and CEO for a five-month period ending in March 2018, a second with Mr. Rynd, which we entered into upon his appointment as president and CEO in March 2018, and a third with Mr. Kneen, which we assumed in the business combination and amended and restated in December 2018 to reflect his current employment situation. For details regarding these agreements, please see “CD&A – Compensation Components – Employment Agreement with Mr. Rigdon,” “ – Employment Agreement with Mr. Rynd,” and “ – Amended and Restated Employment Agreement with Mr. Kneen.”

We also entered into a separation agreement with Mr. Fanning, who stepped down as CFO immediately following the business combination and terminated employment fully on February 28, 2019. For more information on Mr. Fanning’s separation agreement, which was effective December 28, 2018, please see “CD&A – Compensation Components – Separation Agreement with Mr. Fanning.”

In addition, each of our named executives (other than Mr. Rigdon) is party to a change of control agreement, which provides for certain employment protections for the executive following a change of control of the company. For each of Messrs. Rynd and Kneen, in the event that a change of control occurs, his employment agreement will be of no further force and effect and his employment will be governed by the change of control agreement. For more information of these agreements, please see “CD&A – Compensation Components – Change of Control Agreements.”

OUTSTANDING EQUITY AWARDS AT 2018 FISCAL YEAR END

The following table details the outstanding equity awards held by our named executives as of December 31, 2018.

Name	Unvested Equity Incentive Plan Awards			Unvested Stock Awards
	Number of Shares or Units (#)		Market Value(1) ($)	Number of Shares or Units (#)	Market Value(1) ($)
John T. Rynd	63,365	(2)	1,212,172	43,376(2)	829,783
Larry T. Rigdon	—		—	3,771(3)	72,139
Quintin V. Kneen	—		—	48,362(4)	925,165
	—		—	54,527(5)	1,043,102
Quinn P. Fanning	—		—	129,577(6)	2,478,808
Jeffrey A. Gorski	—		—	129,577(6)	2,478,808
Bruce D. Lundstrom	—		—	129,577(6)	2,478,808
(1)	The market value of all reported equity awards is based on the closing price of our common stock on December 31, 2018, as reported on the NYSE ($19.13).
(2)	As provided in Mr. Rynd’s employment agreement, he received an initial LTI award in the form of restricted stock units with a grant date target value of $2,750,000, 60% of which was performance-based and 40% of which was time-based. Subject to Mr. Rynd’s continued employment for a three-year period (excused in certain situations as described in the “Potential Payments upon Termination” section), both the time-based and the performance-based RSUs will vest in one installment on March 4, 2021, with payout on the performance-based portion ranging between 0-200%, depending on the level of operating cash flow generated by the company during fiscal years 2018 and 2019.
(3)	Represents a grant of time-based RSUs to Mr. Rigdon under our director compensation program, which is scheduled to vest on May 9, 2019. For additional information on our equity awards to directors, please see the section entitled, “Director Compensation.”
(4)	These time-based RSUs, which were originally granted by GulfMark, were assumed and converted by the company in the business combination and will vest in three equal installments on their originally-scheduled vesting dates of April 13 of 2019, 2020, and 2021.

(5)	Represents a grant of time-based RSUs awarded to Mr. Kneen upon the amendment and restatement of his employment agreement. These RSUs will vest in three equal installments on December 28 of 2019, 2020, and 2021.
(6)	These RSU grants were negotiated as part of our restructuring and vest in two equal installments on August 18 of 2019 and 2020. However, as memorialized in his separation agreement, the vesting of all RSUs held by Mr. Fanning was accelerated on his termination date of February 28, 2019.

EQUITY AWARDS VESTED IN FISCAL YEAR 2018

The following table sets forth information regarding all equity awards that vested during fiscal 2018 for each of our named executives. The only equity compensation awards held by any of our named executives are restricted stock units (RSUs).

	Equity Awards
Name	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting(2) ($)
John T. Rynd	—	$—
Larry T. Rigdon	19,273	549,024
Quintin V. Kneen	—	—
Quinn P. Fanning	64,789	1,958,571
Jeffrey A. Gorski	64,789	1,958,571
Bruce D. Lundstrom	64,789	1,958,571
(1)	This figure represents the total number of shares that the named executive was entitled to receive under all equity awards he held that vested in 2018. Because the company withholds shares of common stock from the delivery of vesting RSUs in order to cover the related tax withholding obligation, the number of shares of common stock actually delivered to each named executive in settlement of his stock awards that vested during fiscal 2018 is as follows: Mr. Rigdon, 15,745 and each of Messrs. Fanning, Gorski, and Lundstrom 39,294.
(2)	Based on the closing price of our common stock on the date of vesting (or, if our common stock did not trade that day, on the previous trading day).

FISCAL 2018 PENSION BENEFITS

The following table sets forth information relating to our Supplemental Executive Retirement Plan (SERP). As described in greater detail below, this plan has been closed to new participants since 2010 and, effective January 1, 2018, no additional benefits will accrue to existing participants. Messrs. Fanning and Lundstrom are the only named executives who currently participate in the SERP although Mr. Rigdon, as a former executive officer, is receiving installment payments based on his prior service (he retired in 2002).

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefits(1) ($)	Payments During Last Fiscal Year ($)
Quinn P. Fanning	SERP	10	1,626,251	—
Bruce D. Lundstrom	SERP	11	1,747,755	—
(1)	Benefits are assumed to commence at the earliest unreduced retirement age of 62 as a single life annuity, with pay and service as of December 31, 2018. A discussion of the other assumptions used in calculating the present value of accumulated benefits is set forth in Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

Although it is now closed to new participants, our SERP covers eligible employees of our company and participating subsidiaries. Each of our named executives who is currently employed by the company and its participating subsidiaries has the opportunity to participate in our defined contribution plan, the 401(k) Savings Plan. The SERP provides certain benefits to participating officers that cannot be provided to them under our qualified retirement programs due to compensation and benefit limits in the Internal Revenue Code.

A participant’s SERP benefits are based on his highest average of five consecutive calendar years of gross pay over the last 10 years (“final average pay”) prior to his retirement. Upon normal retirement at age 65, an officer participating in our now-frozen qualified Pension Plan would receive, under the SERP and Pension Plan combined (the “Pension Program”), a monthly benefit equal to the sum of (i) 2% of the portion of final average pay that exceeds Social Security covered compensation, multiplied by years of service up to a maximum of 35, plus (ii) 1.35%

of the portion of final average pay that does not exceed Social Security covered compensation, multiplied by years of service up to a maximum of 35, plus (iii) 1% of final average pay multiplied by years of service in excess of 35 years.

Since neither Mr. Fanning nor Mr. Lundstrom is a participant in our Pension Plan, each of them, when eligible, will receive a SERP benefit equal to the actuarial equivalent of the excess of (i) the benefit which could have been payable as a monthly single life annuity under the Pension Program, described above, if they had been eligible to participate in the Pension Plan less (ii) a hypothetical 401(k) Savings Plan benefit based upon a monthly single life annuity. The hypothetical 401(k) Savings Plan benefit is the executive’s actual 401(k) Savings Plan account balance as of the date he became an officer with increases based upon certain assumptions, including an annual contribution of 3% of eligible compensation and interest at 6%, compounded annually.

Early retirement benefits are available upon retirement after attaining age 55 and completing 10 years of service. There is no reduction for benefits that begin at age 62 or later. For retired employees electing commencement between age 55 and 62, the reduction is 5% per year for each year prior to age 62. Each of Messrs. Fanning and Lundstrom is currently eligible for early retirement.

At the time an officer was named as a participant in the SERP, he was given the opportunity to elect the time and form of payout of his SERP benefits following termination, which could be as a life annuity or an equivalent optional form of settlement (including a lump sum payout). Mr. Fanning has elected a lump sum payout and Mr. Lundstrom has elected to receive an annuity. As Mr. Fanning’s last day of employment was February 28, 2019, he will receive a lump sum payment of $1,611,425 on September 1, 2019, which will be in full settlement of all amounts due him under the SERP.

As noted previously, the SERP was closed to new participants effective March 4, 2010 and, effective January 1, 2018, no additional SERP benefits will accrue for existing participants. In the event of a change of control, SERP benefits become fully vested and are paid in a lump sum regardless of the participant’s prior elections.

FISCAL 2018 NON-QUALIFIED DEFERRED COMPENSATION

The following table summarizes the compensation our named executives have deferred under our Supplemental Savings Plan (SSP). Only Messrs. Fanning and Gorski are participants in this plan.

Name	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/18(3) ($)
Quinn P. Fanning	—	—	(1,358)	(28,294)	24,299
Jeffrey A. Gorski	476	—	(23,914)	—	626,809
(1)	All amounts reported in this column are also included in the fiscal 2018 row of the column entitled “Salary” in the “Fiscal 2018 Summary Compensation Table.”
(2)	All amounts reported in this column are also included in the fiscal 2018 row of the column entitled “All Other Compensation” in the “Fiscal 2018 Summary Compensation Table.”
(3)	Of the amounts reported in this column, the following aggregate amounts were included in the “Fiscal 2018 Summary Compensation Table” for 2016, 2017, TP 2017, and 2018: Mr. Fanning, $41,000; and Mr. Gorski, $99,844.

Our SSP allows certain officers and other designated participants who earn over the qualified 401(k) plan limits to participate in the SSP and, in prior years, to receive company contributions. A participant is permitted to contribute an aggregate of between 2% and 75% of base salary to the 401(k) Savings Plan and the SSP. In addition, a participant may defer up to 100% (in 25% increments) of his bonus compensation. Prior to 2018, the company made a 50% matching contribution of up to 8% of salary contributed to the 401(k) Savings Plan and the SSP; however, all matching contributions to both the 401(k) Savings Plan and the SSP were suspended effective January 1, 2018. Contributions are invested as instructed by the participant in one or more investment funds offered through the SSP for fiscal 2018. The annual rate of return for these funds for fiscal 2018 was as follows:

Fund	One Year Total Return
AMERICAN BEACON INTERNATIONAL EQUITY FUND (CLASS I SHARES)	(16.73%)
AMERICAN EUROPACIFIC GROWTH FUND (CLASS R5 SHARES)	(14.95%)
JPMORGAN EQUITY INCOME FUND (CLASS R5 SHARES)	(4.33%)
ISHARES S & P 500 INDEX FUND (CLASS I SHARES)	(4.44%)
FRANKLIN SMALL CAP GROWTH FUND (CLASS Advisor SHARES)	(2.47%)
MFS TOTAL RETURN FUND (CLASS R4)	(5.50%)
JP MORGAN GOVERNMENT BOND SELECT FUND (CLASS SELECT)	0.84%
VICTORY INTEGRITY SMALL CAP VALUE FUND (CLASS Y SHARES)	(18.56%)
PIMCO TOTAL RETURN FUND (CLASS I SHARES)	(0.26%)
T ROWE PRICE NEW AMERICAN GROWTH FUND	1.28%
MERRILL LYNCH READY ASSETS PRIME MONEY FUND	1.10%
WELLS FARGO ADV SPEC MED CAP VALUE FUND (CLASS I SHARES)	(13.10%)
WILLIAMS BLAIR SMALL MID-CAP GROWTH FUND (CLASS I SHARES)	(2.06%)

The SSP is unfunded but the company has established a rabbi trust to set aside funds for the payment of benefits. The amounts deposited in this trust are subject to the claims of the company’s creditors. Benefits are generally paid out following termination of employment and a participant can elect to have distributions made in approximately equal annual installments over a period not to exceed ten years or in a lump sum. The benefits will be paid in a lump sum upon a change of control of the company.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The following information and table set forth the amount of payments to each of our named executives that would be made in the event of the named executive’s death or disability, retirement, termination by the company without cause or by the named executive with good reason, and termination following a change in control. The table also sets forth the amount of payments to each of our named executives in the event of a change of control without a termination of employment.

We are not including information for Mr. Rigdon, who stepped down from interim service as president and chief executive officer effective March 5, 2018 but continues to serve as an outside director. As described in note 7 to the Summary Compensation Table, upon the appointment of a full-time successor, Mr. Rigdon received accelerated vesting of certain outstanding equity awards plus a lump sum severance payment equal to the salary he would have received if he had served for a full year.

Each of Messrs. Rynd and Kneen has an employment agreement and each named executive (other than Mr. Rigdon) has a change of control agreement with the company that provides for payments and benefits in the event of a termination of employment following a change of control of the company. While the termination and/or change of control benefits provided to our executives under these arrangements are summarized below, each of these arrangements is described in detail in the CD&A under “Compensation Components.”

Assumptions and General Principles.   The following assumptions and general principles apply with respect to the following table and any termination of employment of a named executive.

•	The amounts shown in the table assume that the date of termination of employment of each named executive was December 31, 2018. Accordingly, the table reflects amounts payable to our named executives as of December 31, 2018 and includes estimates of amounts that would be paid to the named executive upon the occurrence of a termination or change in control. The actual amounts that would be paid to a named executive can only be determined at the time of the termination or change in control.
•	If a named executive is employed on December 31 of a given year, that executive will generally be entitled to receive an annual cash bonus for that year under our short-term incentive plan. Even if a named executive resigns or is terminated with cause at the end of the fiscal year, the executive may receive an incentive bonus, because the executive had been employed for the entire fiscal year. Under these scenarios, this payment is not a severance or termination payment, but is a payment for services provided over the course of the year, and therefore is included in the table but not as a termination-related benefit. The officer would not receive a pro rata bonus payment under these circumstances if employment terminated prior to the end of the year.
•	A named executive will be entitled to receive all amounts accrued and vested under our retirement and savings programs including any pension plans and deferred compensation plans in which the named executive participates. These amounts will be determined and paid in accordance with the applicable plan, and benefits payable under the non-qualified plans in which the named executives participate are also reflected in the table. Qualified retirement plan benefits payable under our Retirement Plan are not included.

Death and Disability.   Upon a named executive’s death or termination due to disability:

•	A named executive (or, if applicable, his estate) will receive a pro rata STI payout for the fiscal year in which termination occurs, based upon actual performance as measured against the performance criteria in effect for such year, his target opportunity, and the pro rata salary he earned during the year.
•	For each of Messrs. Rynd and Kneen, the vesting of any unvested portion of his outstanding equity awards will accelerate. For Mr. Rynd’s performance-based RSUs, performance would be deemed to have been achieved at the target level. The emergence grants held by our legacy named executives do not accelerate upon death or termination due to disability.

Termination without Cause or with Good Reason.   Upon termination of a named executive by the company without “cause” or by the executive with “good reason” (as those terms are defined in the applicable agreement):

•	The compensation committee may elect to pay the named executive a pro rata STI payout for the fiscal year in which termination occurs, based upon actual performance as measured against the performance criteria in effect for such year, his target opportunity, and the pro rata salary he earned during the year.

•	Under his employment agreement, Mr. Rynd would be entitled to receive severance equal to one year’s base salary plus target bonus, paid in 12 equal monthly installments and contingent upon his compliance with certain post-employment restrictive covenants.
•	Under his employment agreement, Mr. Kneen would be entitled to receive severance equal to two years’ base salary plus the value of 12 months’ COBRA coverage, to be paid in a lump sum within 60 days of termination, contingent upon his execution of a release and subject to his compliance with certain post-employment restrictive covenants.
•	For each named executive, the vesting of any unvested portion of his outstanding equity awards will accelerate. For Mr. Rynd’s performance-based RSUs, performance would be deemed to have been achieved at the target level.

All Other Terminations (outside of a change of control).   Generally, a named executive is not entitled to receive any form of severance payments or benefits upon his voluntary decision to terminate employment with the company or upon termination for cause.

Change of Control.   As noted previously, each of our named executives is party to a change of control agreement. For each of the two officers who is party to an employment agreement, in the event of a change of control, the terms of his change of control agreement will supersede his employment agreement. In the event of a change of control (as defined in the applicable plan or agreement):

•	For Mr. Rynd, the vesting of any unvested portion of his outstanding equity awards will accelerate, with performance deemed to have been achieved at the target level for his performance-based RSUs. As discussed in greater detail in the CD&A, while the committee generally disfavors single trigger change of control acceleration of equity awards, it made an exception for Mr. Rynd’s initial LTI grant considering, among other things, the grant’s long vesting period (no portion will vest until the third anniversary of the date of grant).
•	Each named executive who is party to a change of control agreement is entitled to receive certain employment protections during the two-year period following the consummation of a change of control. If, during the two-year protected period, the executive is terminated by the company without “cause” or terminates his employment with “good reason,” then he is entitled to certain payments and benefits. Specifically, the executive would be entitled to receive, among other benefits:
⮚	a cash severance payment equal to a specific multiple (two times for the CEO, one-and-a-half times for any executive vice president, and one time for all other officers) of the sum of (a) his base salary in effect at the time of termination and (b) his target bonus;
⮚	a pro-rata STI payout for the fiscal year in which the termination occurs;
⮚	a cash payment equal to any unpaid bonus with respect to a completed fiscal year as calculated by the agreement;
⮚	reimbursement for the cost of insurance and welfare benefits for a specified number of months (24 months for the CEO, 18 months for any executive vice president, and 12 months for all other officers) following termination of employment; and
⮚	outplacement assistance, not to exceed $25,000.

The change of control agreement does not provide for any tax gross-ups for excise taxes that may be triggered under Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended. However, the executive would be entitled to receive the “best net” treatment, which means that if the total of all change of control payments due him exceeds the threshold that would trigger the imposition of excise taxes, the executive will either (1) receive all payments and benefits due him and be responsible for paying all such taxes or (2) have his payments and benefits reduced such that imposition of the excise taxes is no longer triggered, depending on which method provides him the better after-tax result.

Estimated Payments on Termination or Change in Control

Event	Mr. Rynd	Mr. Kneen	Mr. Fanning	Mr. Gorski	Mr. Lundstrom
Death or Disability
Accelerated vesting of equity awards	$2,041,955	$1,968,267	$—	$—	$—
Subtotal – Termination-Related Benefits	$2,041,955	$1,968,267	$—	$—	$—
Annual incentive for full fiscal year	$473,178	$—	$303,014	$280,369	$284,642
SERP	$—	$—	$1,626,251	$—	$1,747,755
Supplemental Savings Plan	$—	$—	$24,299	$626,809	$—
Total	$2,515,133	$1,968,267	$1,953,564	$907,178	$2,032,397
Termination without Cause or with Good Reason
Accelerated vesting of equity awards	$2,041,955	$1,968,267	$2,478,808	$2,478,808	$2,478,808
Cash severance payment	$1,200,000	$722,633	$—	$—	$—
Subtotal – Termination-Related Benefits	$3,241,955	$2,690,900	$2,478,808	$2,478,808	$2,478,808
Annual incentive for full fiscal year	$473,178	$—	$303,014	$280,369	$284,642
SERP	$—	$—	$1,626,251	$—	$1,747,755
Supplemental Savings Plan	$—	$—	$24,299	$626,809	$—
Total	$3,715,133	$2,690,900	$4,432,372	$3,385,986	$4,511,205
All Other Terminations (outside of Change in Control)
Annual incentive for full fiscal year	$473,178	$—	$303,014	$280,369	$284,642
SERP	$—	$—	$1,626,251	$—	$1,747,755
Supplemental Savings Plan	$—	$—	$24,299	$626,809	$—
Total	$473,178	$—	$1,953,564	$907,178	$2,032,397
Change in Control (No Termination)
Accelerated vesting of equity awards	$2,041,955	$—	$—	$—	$—
Total	$2,041,955	$—	$—	$—	$—
Change in Control with Termination
Accelerated vesting of equity awards	$2,041,955	$1,968,267	$2,478,808	$2,478,808	$2,478,808
Cash severance payment	$2,400,000	$1,023,750	$982,069	$946,018	$960,438
Additional benefits	$64,949	$58,950	$55,438	$26,170	$46,334
Subtotal – Termination-Related Benefits	$4,506,904	$3,050,967	$3,516,315	$3,450,996	$3,485,580
Annual incentive for full fiscal year	$473,178	$—	$303,014	$280,369	$284,642
SERP	$—	$—	$1,626,251	$—	$1,747,755
Supplemental Savings Plan	$—	$—	$24,299	$626,809	$—
Total	$4,980,082	$3,050,967	$5,469,879	$4,358,174	$5,517,977

PAY RATIO DISCLOSURE

As required by SEC rules, we determined the ratio of the annual total compensation of Mr. Rynd, our current president and CEO, relative to the annual total compensation of our median employee. For the fiscal year ended December 31, 2018:

•	the annual total compensation paid to the individual who was identified as the median employee of our company and its consolidated subsidiaries (other than our CEO), was $21,537;
•	the annual total compensation of our CEO (as reported in the Summary Compensation Table, but annualized as described below) was $3,929,882; and
•	based on this information, the ratio of the annual total compensation of our CEO to the median employee’s annual total compensation is 182 to 1.

In determining our median employee, we examined annual base cash compensation for all employees as of December 31, 2018, including all employees who joined the company as a result of the business combination. As of December 31, 2018, Tidewater and its consolidated subsidiaries had over 5,500 employees across the globe. To aid in maintaining a uniformity of comparison, we annualized the compensation for full-time workers who joined us after the first of the year and converted all amounts paid in foreign currencies to U.S. dollars based on the exchange ratio for each such currency reported on the same day.

A significant portion of our workforce consists of individuals who are not employed by us directly, but rather work as crew members on our vessels or provide services to us under collective bargaining agreements or through third party labor service providers (manning agencies). For crew members who work with us through these manning agencies, the individuals are employed by the agency (a third party) but we are responsible for setting the pay or “day rate,” which the employee may accept or reject. As a result, our crew members may not work for us full-time or during the entire year, and may in fact also provide services on vessels owned by other companies or operators during the year. The majority of these individuals provide services on vessels that operate outside of the United States, including in areas where wages may not be comparable to wages paid to workers who provide services on U.S.-based vessels. Due to our global footprint and the lack of continuity in workforce, the compensation profile of our employee population as reported in this pay ratio disclosure may not be completely reflective of the level of compensation paid to our workers.

Once the median employee was identified, we calculated that employee’s total annual compensation in accordance with the requirements of the Summary Compensation Table in order to determine the pay ratio provided above. The compensation paid to our median employee during 2018 consisted solely of base cash wages, so the annual compensation reported for that employee above is the same figure we used to identify that employee as the median employee.

Because Mr. Rynd was not employed with us for the full year, we annualized certain compensation items that he received for his services as CEO during 2018 (specifically, his salary received and his STI payout). As a result, the compensation figure we used for purposes of calculating our pay ratio differs from the total of his 2018 compensation as reported in the Summary Compensation Table, as detailed in the following table:

Compensation Component	Amount Reported in Summary Compensation Table	Annualized Amount Used for Pay Ratio Calculation
Base Salary	$498,082	$600,000
Non-equity Incentive Plan Compensation	473,178	570,000
Stock Awards	2,750,041	2,750,041
All Other Compensation	6,723	9,841
Total	$3,728,024	$3,929,882

Please be advised that this pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules. Pay ratios that are reported by our peers may not be directly comparable to ours because of differences in the composition of each company’s workforce, as well as the assumptions and methodologies used in calculating the pay ratio, as permitted by SEC rules.

PROPOSAL 3: RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our board has selected Deloitte & Touche LLP (“Deloitte & Touche”) as the company’s independent registered public accounting firm to audit the financial statements of the company for the fiscal year ending December 31, 2019. Although ratification is not required by our bylaws or otherwise, our board is submitting the selection of Deloitte & Touche to our stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the appointment of Deloitte & Touche by the affirmative vote of the holders of a majority of our common stock present in person or by proxy at the meeting and entitled to vote, the audit committee will reconsider the selection of the independent auditors.

Abstentions will be treated as votes against this proposal. Because this is a discretionary proposal, shares held by brokers, banks and other nominees may be voted with respect to this proposal if the owner of such shares does not provide voting instructions. With respect to shares held of record, if no voting specification is made on a properly returned or voted proxy card, the proxies named on the proxy card will vote FOR ratification of the appointment of Deloitte & Touche as our independent registered public accounting firm for fiscal 2019. For more information, please see “Questions and Answers about the Annual Meeting and Voting.”

Representatives of Deloitte & Touche are expected to be present at the 2019 annual meeting, will have an opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2019.

AUDIT COMMITTEE REPORT

The audit committee is currently comprised of four directors, all of whom are independent, as defined by SEC rules and the NYSE’s listing standards. We operate under a written charter approved by our committee and adopted by the board, which is available under “Committee Charter Downloads” in the “About Tidewater–Corporate Governance” section of our website at www.tdw.com. Our primary function is to assist the board in its oversight of: (1) the integrity of the financial statements, reports and other financial information provided by the company to any governmental or regulatory body, the public or other users thereof; (2) the company’s compliance with certain legal and regulatory requirements; (3) the independent registered public accounting firm’s qualifications and independence; (4) the performance of the company’s internal audit function and independent registered public accounting firm; and (5) the company’s systems of disclosure controls and procedures and internal controls over financial reporting.

We oversee the company’s financial reporting process on behalf of the board. We are responsible for monitoring this process, but we are not responsible for developing and consistently applying the company’s accounting principles and practices, preparing and maintaining the integrity of the company’s financial statements and maintaining an appropriate system of internal controls, auditing the company’s financial statements and the effectiveness of internal control over financial reporting, or reviewing the company’s unaudited interim financial statements. Those are the responsibilities of management and the company’s independent registered public accounting firm, respectively.

During the 2018 fiscal year, management assessed the effectiveness of the company’s system of internal control over financial reporting in connection with the company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002. We reviewed and discussed with management and Deloitte & Touche LLP, the company’s independent registered public accounting firm (“Deloitte & Touche”), management’s report on internal control over financial reporting, which was included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

Appointment of Independent Registered Public Accounting Firm; Financial Statement Review

In May 2018, in accordance with our charter, we appointed Deloitte & Touche as the company’s independent registered public accounting firm for the 2018 fiscal year. We have reviewed and discussed the company’s audited financial statements for fiscal 2018 with management and Deloitte & Touche. Management represented to us that the audited financial statements fairly present, in all material respects, the financial condition, results of operations and cash flows of the company as of and for the periods presented in the financial statements in accordance with accounting principles generally accepted in the United States, and Deloitte & Touche provided an audit opinion to the same effect.

We have received from Deloitte & Touche the written disclosures and the letter required by the Public Company Accounting Oversight Board (PCAOB) Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, regarding the company’s independent registered public accounting firm’s independence, and we have discussed with them their independence from the company and management. We have also discussed with Deloitte & Touche the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the PCAOB.

In addition, we have discussed with Deloitte & Touche the overall scope and plans for their audit, and have met with them and management to discuss the results of their examination, their understanding and evaluation of the company’s internal controls as they considered necessary to support their opinion on the financial statements for fiscal 2018, and various factors affecting the overall quality of accounting principles applied in the company’s financial reporting. Deloitte & Touche also met with us without management being present to discuss these matters.

Based on the review and discussions referred to above, the audit committee recommended to the board (and the board has approved) that the audited financial statements be included in our company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 for filing with the SEC. The audit committee has selected Deloitte & Touche as the company’s independent registered public accounting firm for fiscal year 2019, and that selection is being presented to the stockholders for ratification at the annual meeting.

Audit Committee:

Dick Fagerstal, Chairman Randee E. Day Louis A. Raspino Larry T. Rigdon

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees and Related Disclosures for Accounting Services

The following table lists the aggregate fees and costs billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates to our company for fiscal years 2017 and 2018 and the intervening nine-month transition period ended December 31, 2017.

	Aggregate Fees Billed
	Fiscal Year Ended March 31, 2017	Transition Period Ended December 31, 2017	Fiscal Year Ended December 31, 2018
Audit Fees(1)	$1,292,004	$2,147,812	$1,693,162
Audit-Related Fees(2)	$52,000	$217,000	$116,913
Tax Fees(3)	$427,571	$21,900	$553,985
All Other Fees	$—	$—	$—
Total	$1,771,575	$2,386,712	$2,364,060
(1)	Relates to services rendered in connection with auditing our company’s consolidated financial statements for each annual or transition period and reviewing our company’s quarterly financial statements. Also includes services rendered in connection with statutory audits and financial statement audits of our subsidiaries.
(2)	Consists of financial accounting and reporting consultations and employee benefit plan audits.
(3)	Consists of United States and foreign corporate tax compliance services and consultations.

The audit committee has determined that the provision of services described above is compatible with maintaining the independence of the independent auditors.

Pre-Approval Policies and Procedures

The audit committee’s policy is to pre-approve the scope of all audit services, audit-related services and other services permitted by law provided by our independent registered public accounting firm. Audit services and permitted non-audit services must be pre-approved by the full audit committee, except that the chairman of the audit committee has the authority to pre-approve any specific service if the total anticipated cost of such service is not expected to exceed $25,000, and provided the full audit committee ratifies the chairman’s approval at its next regular meeting. All fiscal 2017, transition period 2017, and fiscal 2018 non-audit services were pre-approved by the audit committee.

STOCKHOLDER PROPOSALS

Our stockholders are entitled to submit proposals on matters appropriate for stockholder action consistent with SEC regulations and our bylaws.

We did not receive any stockholder proposals for the 2019 annual meeting and, pursuant to our bylaws, the deadline has passed for any stockholder to properly bring a matter before the meeting.

If you want us to consider including a proposal in next year’s proxy statement, including the nomination of a candidate for election to our board, you must deliver the proposal in writing to our Secretary at 6002 Rogerdale Road, Suite 600, Houston, Texas 77072 no earlier than January 1, 2020 and no later than January 31, 2020.

If you want to present a proposal at next year’s annual meeting but do not wish to have the proposal included in our proxy statement, you must submit it in writing to our Secretary, at the above address, no no earlier than January 1, 2020 and no later than January 31, 2020, in accordance with the specific procedural requirements set forth in our bylaws. If you would like a copy of these procedures, please contact our Secretary, or access “Corporate Governance” in the “About Tidewater” section of our website at www.tdw.com to review our bylaws. Failure to comply with our bylaw procedures and deadlines may preclude presentation of the matter at the meeting.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Our practice has been that any transaction or relationship involving a related person which would require disclosure under Item 404(a) of Regulation S-K of the rules and regulations of the SEC will be reviewed and approved, or ratified, by our audit committee. We had two such transactions during the last fiscal year.

Mr. Rigdon, a former executive who retired from the company in 2002, was appointed as an independent director on July 31, 2017 (the effective date of our restructuring), served as our interim president and chief executive officer between October 16, 2017 and March 5, 2018, and currently serves as an independent director. Based on his prior service, Mr. Rigdon receives fixed retirement benefits from the company (including pension plan payments, benefits under the SERP, and life insurance benefits), with a total annual value of approximately $127,670.

Mr. Tamburrino, who was appointed as a director immediately following the closing of the business combination, served as a restructuring consultant to the company for a four-month period following our restructuring. For these services, which concluded in November 2017, Mr. Tamburrino was paid a total of $175,800. Mr. Tamburrino provided similar consulting services to GulfMark and those services concluded prior to the closing of the business combination.

The audit committee also reviews and investigates any matters pertaining to the integrity of management and directors, including conflicts of interest, or adherence to standards of business conduct required by our policies.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers, and beneficial owners of more than 10% of our common stock to file certain beneficial ownership reports with the SEC. To our knowledge, based solely on our review of copies of reports received by us and written representations by certain reporting persons, we believe that during fiscal year 2018, all Section 16(a) filing requirements applicable to our officers, directors, and persons who own more than 10% of our common stock were complied with in a timely manner.

OTHER MATTERS

Our board knows of no business, other than as described in this proxy statement, which will be presented for consideration by the company’s stockholders at the meeting. The enclosed proxy will confer discretionary authority with respect to any other matters that may properly come before the meeting or any adjournment thereof, subject to applicable SEC rules. It is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment on any such matter.

By Order of the Board of Directors

BRUCE D. LUNDSTROM
Executive Vice President, General Counsel and Secretary
Houston, Texas
March 18, 2019

PLEASE VOTE BY TELEPHONE OR ONLINE OR, IF YOU HAVE RECEIVED A PAPER COPY OF OUR
PROXY MATERIALS, BY SIGNING, DATING, AND RETURNING THE ENCLOSED PROXY CARD IN
THE ENVELOPE PROVIDED.

TIDEWATER INC.
6002 ROGERDALE ROAD, SUITE 600
HOUSTON, TX 77072

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on April 29, 2019 for shares held directly and by 11:59 p.m. Eastern Time on April 25, 2019 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 29, 2019 for shares held directly and by 11:59 p.m. Eastern Time on April 25, 2019 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E65736-P18359

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TIDEWATER INC.

The Board of Directors recommends a vote FOR all nominees in Proposal 1, FOR Proposal 2, and FOR Proposal 3.

1. Election of Directors:

		For	Against	Abstain
1a.	Thomas R. Bates, Jr.	☐	☐	☐
1b.	Alan J. Carr	☐	☐	☐
1c.	Steven L. Newman	☐	☐	☐
1d.	Randee E. Day	☐	☐	☐
1e.	Dick Fagerstal	☐	☐	☐
1f.	Louis A. Raspino	☐	☐	☐
1g.	Larry T. Rigdon	☐	☐	☐
1h.	John T. Rynd	☐	☐	☐
1i.	Robert P. Tamburrino	☐	☐	☐
1j.	Kenneth H. Traub	☐	☐	☐

		For	Against	Abstain
2.	Say on Pay Vote - An advisory vote to approve executive compensation (as disclosed in the proxy statement).	☐	☐	☐
3.	Ratification of the selection of Deloitte & Touche LLP as independent registered public accounting firm for the fiscal year ending December 31, 2019.	☐	☐	☐

Please vote, date, sign and promptly return this proxy. If signing as attorney, executor, officer, or in other representative capacity, please indicate title.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and the Annual Report/Form 10-K are available at www.proxyvote.com.

E65737-P18359

Proxy - TIDEWATER INC.

This Proxy is solicited on behalf of the Board of Directors

The undersigned appoints Bruce D. Lundstrom and Yang Xu as proxies, each with power to act alone or by substitution, to vote all shares of the undersigned in Tidewater Inc. on all matters coming before the Annual Meeting of Stockholders of Tidewater Inc. to be held on April 30, 2019, and any adjournments thereof. If the undersigned is a participant in the Tidewater Savings Plan ("Savings Plan"), this proxy card also serves as voting instructions to the Trustees of the Savings Plan to vote at the Annual Meeting, and any adjournment thereof, as specified on the reverse side hereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED, OR IF NOT DIRECTED, AS RECOMMENDED BY THE BOARD OF DIRECTORS ON ALL MATTERS LISTED ON THE BACK OF THIS CARD, AND, AS SAID PROXIES DEEM ADVISABLE, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. RECEIPT OF THE NOTICE OF MEETING AND PROXY STATEMENT IS HEREBY ACKNOWLEDGED. THIS PROXY REVOKES ALL PRIOR PROXIES GIVEN BY THE UNDERSIGNED.

SEE REVERSE SIDE. If you wish to vote in accordance with the Board of Directors' recommendations, just sign on the reverse side. You need not mark any boxes.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SEE REVERSE SIDE **SEE REVERSE SIDE**